                                                                  Execution Copy

                                 EXHIBIT 10.18

                  DISTRIBUTION, LICENSE AND SUPPLY AGREEMENT

     This Distribution Agreement (the "Agreement") is entered into as of the Effective Date (as defined below) by and between ANESTA CORP., a Delaware corporation ("Anesta"), and ELAN PHARMA INTERNATIONAL LIMITED, an Irish company ("Elan").

                                   RECITALS

     Whereas, Anesta owns or holds licenses to certain technology relating to an oral transmucosal drug delivery system for fentanyl citrate ("OT-fentanyl") and manufactures the current OT-fentanyl Product (as defined below); and

     Whereas, Elan has substantial experience in the distribution, marketing and sale of pharmaceutical and other health care products in the Territory (as defined below).

     Whereas, Anesta and Elan desire to enter into this Distribution, License and Supply Agreement in order for Elan or its Subdistributors (as defined below) to distribute OT-fentanyl in the Territory; and

     Now, Therefore, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

1.   DEFINITIONS

     As used herein, the following terms shall have the following meanings:

     1.1 "Affiliate" shall mean any corporation or entity controlling or controlled or under common control with Elan or Anesta, as the case may be. For the purposes of this Agreement, "control" shall mean the direct or indirect ownership or control of more than 50% of the issued voting shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding criteria, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists. For the purposes of this Agreement, Segix Italia S.p.a., which is 19.9% owned by an Affiliate of Elan, will be included in the definition as an Affiliate.

     1.2 "Anesta Patents" shall mean all patents (including inventor"s certificates) owned by or licensed (with right to sublicense) to Anesta (i) which have issued as of the Effective Date or (ii) which issue at any time from applications pending as of the Effective Date, or subsequently filed during the term of this Agreement, which (in the case of both

                                       1.
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(i) and (ii)) claim inventions necessary or useful to the manufacture, use, import, offer for sale or sale of OT-fentanyl Products, including without limitation, any continuation, division, continuation-in-part, and any provisional applications, and which patents have not expired or been held invalid or unenforceable by a court of competent jurisdiction in a final, unappealable decision, including without limitation all substitutions, extensions, registrations, confirmations, re-examinations, reissues or renewals of such patents. Exhibit C lists, as of the Effective Date, all such patents that have issued and pending applications and shall be amended from time to time to include patents or applications owned by or licensed to Anesta to the extent they claim inventions necessary or useful to the use, import, sale or offer for sale of OT-fentanyl Products within the Territory or an amendment to any Anesta Patents.

     1.3 "Anesta Know-How" shall mean all of Anesta"s tangible or intangible know-how, trade secrets, inventions (whether or not patentable), data, clinical and preclinical results, information including but not limited to commercial business information, and any physical, chemical or biological material, any replication or any part of such material, which exists as of the Effective Date or which is created during the term of this Agreement that is necessary or useful to the manufacture, use or sale of OT-fentanyl Products.

     1.4  "Anesta Technology" shall mean the Anesta Patents and Anesta Know-How.

     1.5 "Anesta Trademarks" shall mean all trademarks and trade names owned or licensed to Anesta (with right to sublicense) pertaining to OT-fentanyl Products which are listed in Exhibit D. Trademarks and trade names that are owned and used by Elan to identify itself as the distributor of OT-fentanyl Products are specifically excluded from this definition. Exhibit D may be amended from time to time, upon written agreement of the Parties or pursuant to Section 2.9(h), to include additional trademarks or trade names not previously listed.

     1.6 "Commercial Strategy Team" shall mean the group of distributors of OT-fentanyl Products, selected by Anesta to formulate a commercial strategy or strategies for distribution and marketing of OT-fentanyl Products in territories designated by Anesta.

     1.7 "Confidential Information" shall mean each Party"s information, inventions, designs, copyright material, specifications, ideas, studies, findings, conclusions, samples, manuals, operating and testing procedures, formulas, formulations, know-how or data disclosed to the other Party pursuant to this Agreement and shall include manufacturing, marketing, clinical and regulatory, financial, personnel, technical, engineering, scientific, commercial and other business information, reports and plans, whether in oral, written, graphic or electronic form. "Confidential Information" shall include, without limitation, any "Confidential Information" as such term is defined in the Agreement of

                                       2.
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Non-Disclosure and Confidentiality dated April 30, 1999 by and between Elan and
Anesta as set out in Exhibit I.

     1.8  "DEA" shall mean the United States Drug Enforcement Agency.

     1.9  "Distribution Period" shall have the meaning assigned to such term in
Section 2.4.

     1.10 "Effective Date" shall mean the date on which the second Party signs this Agreement.

     1.11 "FDA" shall mean the United States Food and Drug Administration or successor agency whose approval is necessary to market the OT-fentanyl Products in the US.

     1.12 "Forecast" shall mean a forecast for sales of Units on a Select Country-by-Select Country basis for the Territory, as set out in Exhibit A as amended from time to time pursuant to Section 2.5(a).

     1.13 "Field" shall mean any and all uses of OT-fentanyl Products in humans, including but not limited to premedication, sedation, analgesia (conscious sedation), and cancer pain management in hospitals, alternative health care facilities, home and alternate site markets.

     1.14 [ ] shall mean a product containing [ ] which is sold [ ] and in one or more countries [ ] for a [ ] in such country or countries, as the case may be, and which is not [ ]

     1.15 "Gross Profit" shall mean Net Sales of OT-fentanyl Products, minus the sum of the aggregate supply price for the corresponding OT-fentanyl Products under Section 5.5(b) and 11% of Net Sales of OT-fentanyl Products.

     1.16 "Gross Sales" shall mean all amounts invoiced by Elan or its Subdistributors for sales of OT-fentanyl Products.

     1.17 "Initial Indication" shall mean the indication(s) for OT-fentanyl Products as set forth in the SPC of the initial marketing Regulatory Approval therefor in a country of the Territory.

     1.18 "NDA" or "New Drug Application" shall mean an application to the FDA, or the equivalent in a country other than the United States, to commence commercial sale of a drug.

                                       3.
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     1.19 "NDA Package" shall mean Anesta"s NDA for OT-fentanyl Products and all accompanying data and information including supplements and amendments submitted by Anesta to the FDA in connection with such NDA.

     1.20 "Net Sales" shall mean Gross Sales, less (i) transportation charges (but not such transportation charges incurred in connection with transporting OT-fentanyl Products to the facility designated by Elan upon delivery by Anesta), (ii) discounts, rebates, credits allowed for defective or returned goods and other allowances (actually paid or allowed, including but not limited to, prompt payment and volume discounts and other allowances granted to the end commercial customer of the OT-fentanyl Products, whether in cash or trade),
(iii) transport insurance, and (iv) any tax, excise or governmental charge upon or measured by the sale, transportation, delivery or use of the Products, invoiced by Elan or its Affiliates to its customers.

     1.21 "OT-fentanyl Products" shall mean pharmaceutical products for use in humans, which contain as their sole active ingredient fentanyl citrate, in Anesta"s oral transmucosal titratable drug matrix attached to a handle (known as OT-fentanyl) and in any dosage, including but not limited to those which are
covered by MAA applications [                      ] or any equivalent approval
issued by regulatory authorities in the Territory or any improvements on products covered thereby. The current version of the OT-fentanyl Product is more fully described in the Specifications as set out in Schedule G.

     1.22 "Parallel Imports" shall mean sales by a Third Party or Third Parties of OT-fentanyl Products originating in a member state of the European Union outside of the Territory to buyers within a Select Country.

     1.23 "Parties" shall mean Anesta and Elan, and "Party" shall mean either of Anesta or Elan, as the context requires.

     1.24 "Pricing Approval" shall mean any approval or authorization of any federal, state or local regulatory agency, department, bureau or other government entity, establishing a pricing scheme for OT-fentanyl Products in a country of the Territory.

     1.25 "Required Information" shall mean (i) such portions of the NDA Package as are relevant to Anesta"s applications for Regulatory Approval (other than the Chemistry, Manufacturing and Controls section) and (ii) such other information owned by or licensed to Anesta (with the right to grant sublicenses), and which in either case are required by regulatory authorities in the Territory for the purpose of granting Regulatory Approvals.

     1.26 "Regulatory Approval" shall mean any approvals, licenses, registrations, or authorization of any federal, state or local regulatory agency, department, bureau or

                                       4.
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other government entity, required for the marketing and sale of OT-fentanyl
Products in a country of the Territory.

     1.27 "Reimbursement Approval" shall mean any approval or authorization of any federal, state or local regulatory agency, department, bureau or other government entity, establishing a health insurance reimbursement scheme for OT-fentanyl Products in a country of the Territory.

     1.28 "Select Country" shall have the meaning given such term in Section 2.5(a).

     1.29 "SPC" shall mean the summary of OT-fentanyl Products characteristics in a marketing Regulatory Approval in the Territory or an application therefor.

     1.30 "Specifications" shall mean the finished Products specifications of the OT-fentanyl Products attached as Exhibit G.

     1.31 "Subdistributors" shall mean Affiliates of Elan or Third Parties, which affiliates or Third Parties have been appointed by Elan and, in the case of Third Parties, approved by Anesta pursuant to Section 2.1(c) to distribute OT-fentanyl Products in the Territory.

     1.32 "Territory" shall mean Austria, Belgium, Germany, Greece, Ireland, Italy (including San Marino and the Vatican City), Luxembourg, the Netherlands, the Philippines, Switzerland, Taiwan and the United Kingdom.

     1.33 "Third Party" means any person or entity other than Anesta, Elan or their respective Affiliates.

     1.34 "Unit" shall mean a single unit of the OT-fentanyl Products.

     1.35 "Valid Claim" means (a) an issued claim, covering OT-fentanyl Products, of an issued patent within the Anesta Patents, which has not (i) expired, been disclaimed or been canceled, (ii) been declared invalid by a final, unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction, (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, and/or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement; or (b) a claim, covering OT-fentanyl Products, included in a pending patent application within the Anesta Patents that is being actively prosecuted by Anesta or its licensor and which has not been (i) canceled, (ii) withdrawn from consideration, (iii) finally determined to be unallowable by the applicable governmental authority (and from which no appeal is or can be taken), and/or (iv) abandoned.

2.   DISTRIBUTION OF OT-FENTANYL PRODUCTS

                                       5.
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     2.1  Exclusive Distributorship and License

          (a) Appointment and Grant of License. Subject to the terms and conditions of this Agreement, Anesta hereby appoints Elan to be its exclusive distributor of OT-fentanyl Products in the Territory and grants to Elan, and Elan hereby accepts, an exclusive (subject to Section 2.5), royalty bearing license, sublicensable only pursuant to Section 2.1(c), under the Anesta Technology and the Required Information to market, import, use, sell, offer for sale, and distribute the OT-fentanyl Products in the Territory. As set forth in
Section 6.4(b) and only under the conditions set forth therein, Elan shall have a right to manufacture OT-fentanyl Products.

          (b) Limitations. Elan shall not, for the Distribution Period, and for so long as Elan is selling the OT-fentanyl Products pursuant to this Agreement, [



          ] Anesta shall not, during the Distribution Period and for so long as Elan is selling the OT-fentanyl Products pursuant to this Agreement, actively seek customers for the OT-fentanyl Products in the Territory, and in particular, (but without prejudice to the foregoing generality) will not establish any branch or maintain any distribution depot for OT-fentanyl Products in the Territory.

          (c) Subdistributors. Elan shall have the right to appoint its Affiliates and Third Parties to distribute the OT-fentanyl Products in the countries of the Territory, provided that Anesta gives its prior written approval for any such Third Parties. Anesta shall not unreasonably withhold such approval and shall either grant or deny such approval in writing within ten (10) business days from receipt of a written request from Elan. Any Subdistributors shall perform Elan"s obligations under this Agreement for the benefit of Anesta. Notwithstanding the previous sentence, Elan shall remain primarily responsible and liable to Anesta for the performance of this Agreement by its Subdistributors. Elan shall have the right to sublicense the rights granted to it under Section 2.1 to any Subdistributors.

     2.2 License to Elan"s Information. To the extent that Elan has the rights to grant the following license without violating the terms of any agreement or other agreement with any Third Party, Elan hereby grants to Anesta an exclusive (except as to Elan and its Subdistributors), perpetual, fully paid-up, worldwide, sublicensable license to use in the Field (a) the clinical, preclinical and related information generated by Elan or its Subdistributors with respect to the OT-fentanyl Products, and all intellectual property arising therefrom, (b) all relevant safety information generated by Elan with respect to the OT-fentanyl Products and (c) all marketing information with respect to the OT-fentanyl Products that Elan reasonably deems useful to Anesta or to distributors of OT-fentanyl Products outside the Territory; provided however, that to the extent that such

                                       6.
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information is confidential Anesta will use commercially reasonable efforts to ensure that any recipient of such information from Anesta enters into an appropriate binder of confidentiality.

     2.3 Sublicense to Use Other Distributors" Information. To the extent that Anesta has the rights to grant the following license without violating the terms of any agreement or other arrangement with any Third Party, Anesta hereby grants to Elan an exclusive (subject to Section 2.5), fully paid-up sublicense in the Field within the Territory to use (a) the clinical, preclinical and related information and inventions generated by other distributors of the OT-fentanyl Products, and all intellectual property arising therefrom, and (b) all relevant safety information with respect to the OT-fentanyl Products generated by other distributors of the OT-fentanyl Products, provided however, that to the extent that such information is confidential Elan will use commercially reasonable efforts to ensure the confidentiality of such information

     2.4 Distribution Period. The Distribution Period shall commence upon the first date of sale of OT-fentanyl Products in the Territory and shall expire [
                         ] years after the Effective Date unless terminated
earlier in accordance with the earlier termination provisions of this Agreement.

     2.5  Performance Obligations; Conversion and Termination of Rights.

          (a)  Determination of Forecasts. The Forecasts for [
               ] and such additional Forecasts for the other countries of the
Territory as may be added from time to time in accordance with the provisions of this Section 2.5(a) (each such country being a "Select Country"), are and will be set forth in Exhibit A. At any time, Elan may select one or more other countries in the Territory to be Select Countries by preparing a forecast of Elan"s Unit sales (whether directly by Elan or through Subdistributors) in such
country for the first [            ] years after the launch of the OT-fentanyl
Products in the respective country. Such Unit sales forecast shall be based upon the assumption that Elan shall not participate or be interested in the marketing or selling in the Territory products that are competitive with OT-fentanyl Products, whether directly or through its Subdistributors. If Anesta agrees that such forecast is reasonable, it will be added to Exhibit A as the Forecast for such Select Country. If Anesta does not agree that such forecast is reasonable, it shall prepare its own Unit sales forecast for such Select Country for such
[              ] year period. In the event that the Parties do not agree upon the Forecasts proposed by each of them, within ten business days following receipt by the Parties of the proposed Forecasts, and in the event of their failing to agree on the selection and appointment of an independent arbitrator, the Parties shall contact the President of the Law Society of Ireland (the "President") and request that an independent US-based arbitrator, who is knowledgeable of the pharmaceutical industry, be appointed within five business days. The President shall endeavor to select an arbitrator who is technically knowledgeable of the

                                       7.
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pharmaceutical industry (and who directly and through his affiliates, has no business relationship with, and holds no securities of or ownership interest in, either Party) (the "Arbitrator"). Promptly upon being notified of his appointment, the Parties shall submit to the Arbitrator details of their Forecast proposals together with such other information as they think necessary. A copy of all materials submitted by a Party to the Arbitrator shall be provided at the same time to the other Party. Neither Party shall engage in ex parte contact with the Arbitrator. The Arbitrator may meet with both Parties together and shall thereafter choose from the Forecasts submitted the Forecast which best reflects a reasonable projection of Unit sales in such country, assuming commercially reasonable marketing activities, potential competition and other reasonable market factors. The Arbitrator shall use his best efforts to revert with his determination within thirty (30) business days of his appointment. The Parties shall bear the costs of the Arbitrator equally provided that the Arbitrator may, in his discretion, allocate all or a portion of such costs to one Party.

          (b)  First Five Years After Launch.

               (i)   If, on a Select Country-by-Select Country basis in the
Territory, Elan"s sales of Units are, during any of the first [            ]
years after the launch of the OT-fentanyl Products in such Select Country, less than [ ] of the Forecast for such year for such Select Country, Elan, may at its election, make up for the shortfall in sales in such Select Country in the manner set forth in Section 2.5(b)(iv), thereby retaining its exclusive rights in such Select Country for OT-fentanyl Products.

               (ii) With respect to each of the [ ], Elan shall not be under any obligation to make any payments pursuant to Section 2.5(b)(i) for sales shortfalls in the applicable country, and will not lose any of its exclusive rights granted under Section 2.1 for such country pursuant to Section 2.5(b)(iii), even if there is a sales shortfall as described in Section 2.5(b)(i), in the event that Net Sales of the OT-fentanyl Products in such country [

                                      ].

               (iii) If Elan elects not to make up the shortfall of sales under
Section 2.5(b)(i) in a Select Country as provided in Section 2.5(b)(iv), Anesta may, at its election and at its sole discretion, convert the exclusive rights granted under this Agreement for such Select Country into non-exclusive rights in such Select Country, upon ninety (90) days prior written notice to Elan. Such shortfall, if any, shall not be considered a breach for the purposes of Section 10.2, and conversion of Elan"s exclusive distribution rights into non-exclusive distribution rights shall be Anesta"s sole remedy with respect to such shortfall. During the 90 day period of notice, Elan may, at its election, pay up the shortfall of sales as provided in Section 2.5(b)(iv).

               (iv)  Elan may make up for the shortfall in sales referenced in
Section 2.5(b)(i) by paying to Anesta, not later than 90 days after the end of the twelve-

                                       8.
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month period or during the 90 day notice period, an amount with respect to such
Select Country equal to:

     2.6  [
               ].

          (a)  Remainder of Distribution Period.

               (i)   During any twelve-month period during the Distribution
Period beginning on the [                   ] or any subsequent anniversary of
the launch of OT-fentanyl Products in the [             ], as the case may be,
if the Unit sales in such country are less than [                   ] year of
the Forecast for such country, Elan may, at its election, make up for the shortfall in sales in the manner set forth in section 2.5(c)(iv), thereby retaining its exclusive rights granted under Section 2.1 in such country for OT-fentanyl Products. Notwithstanding the foregoing, Elan shall not be under any obligation to make any payments pursuant to this Section 2.5(c)(i) for sales shortfalls in the applicable country, and will not lose any of its exclusive rights granted under Section 2.1 for such country pursuant to Section 2.5(c)(iii), even if there is a sales shortfall as described in this Section 2.5(c)(i), in the eventt hat Net Sales of the OT-fentanyl Products in such
country [                     ].

               (ii) During any twelve-month period during the Distribution Period beginning on the [ ] or any subsequent anniversary of the launch of
OT-fentanyl Products in a Select Country (other than the [                 ]),
if the Unit sales in such Select Country are less than [         ] year of the
Forecast for such Select Country, Elan may, at its election, make up for the shortfall in sales in the manner set forth in Section 2.5(c)(v), thereby retaining its exclusive rights granted under Section 2.1 in such Select Country for OT-fentanyl Products.

               (iii) If Elan elects not to make up the shortfall of sales
pursuant to Section 2.5(c)(i) for the [                ] or pursuant to Section
2.5(c)(ii) in any other Select Country, Anesta may, at its election and at its sole discretion, convert the exclusive rights granted under this Agreement in such Select Country into non-exclusive rights upon ninety (90) days prior written notice to Elan. Such shortfall, if any, shall not be considered a breach for the purposes of Section 10.2 and conversion of Elan"s exclusive distribution rights into non-exclusive distribution rights shall be Anesta"s sole remedy with respect to such shortfall. During the 90 day notice period, Elan may, at its election, pay up the shortfall of sales.

               (iv)  Elan may make up for the shortfall in sales referenced in
Section 2.5(c)(i) by paying to Anesta, not later than 90 days after the end of the relevant

                                       9.

12-month period or during the 90 day notice period, an amount with respect to such Select Country equal to:

     2.7  [



                                       ]

               (i)   Elan may make up for the shortfall in sales referenced in
Section 2.5(c)(ii) by paying to Anesta, not later than 90 days after the end of the relevant 12-month period or during the 90 day notice period, an amount with respect to such Select Country equal to:

     2.8  [



                                                       ]

          (a) No More Favorable Terms. In the event of conversion of Elan"s exclusive rights in a Select Country to non-exclusive rights in such Select Country under Sections 2.5(c) or (b), Anesta shall not enter into an agreement for the licensing and distribution of the OT-fentanyl Products in such Select Country on material terms more favorable to the Third Party than to Elan, and in particular, the purchase price and royalty rate charged to a Third Party distributor appointed by Anesta in such Select Country shall not be lower than that charged to Elan in that same Select Country.

          (b) Competitive Products. If after a merger or acquisition of Elan or substantially all of its assets referred to in Section 3.6(b), during the Distribution Period, Elan or its successor entity or its Affiliates launches, markets, distributes or sells directly or through a distributor or sublicensee, in the Territory any Competing Product (as defined in Section 3.6(a)):

               (i)  [


                                                  ]

               (ii) if any of the following occur:

                    (1) on a Select Country-by-Select Country basis, Elan"s Unit
sales of the OT-fentanyl Products are, during any of the first [           ]
years after the launch of the OT-fentanyl Products in such Select Country, less
than [    ] of the Forecast for that year for such Select Country,

                                      10.

                    (2) during any twelve-month period during the Distribution Period beginning on the fifth or any subsequent anniversary of the launch of OT-fentanyl Products in the [

                                     ], or

                    (3) during any twelve-month period during the Distribution Period beginning on the fifth or any subsequent anniversary of the launch of
OT-fentanyl Products in a Select Country (other than the [                 ]),
the Unit sales in such Select Country are less than [            ] of the
Forecast for such Select Country,

then Anesta may terminate this Agreement as to the applicable Select Country, and Elan"s rights under Section 2.1 in such Select Country, by giving Elan 90 days prior written notice, in which event the sell-through period under Section
10.4 shall last for only [           ] with respect to such Select Country.
If Anesta has the right to terminate or has terminated this Agreement as to both
the [                    ] pursuant to this Section 2.5(e), Anesta may terminate
this Agreement as to all countries of the Territory that are not Select Countries, and Elan"s rights under Section 2.1 in such countries, by giving Elan 90 days prior written notice, in which event the sell-through period under
Section 10.4 shall last for only [       ] with respect to such countries.

          (c) Adjustment of Sales Targets. In the event that a significant factor beyond Elan"s control causes Elan not to reach the levels of Unit sales of the OT-fentanyl Products set forth in Sections 2.5(b) or (c), then the Parties shall meet to discuss the above circumstances and appropriate means to address them including, but not limited to, a mutually agreeable reduction of the applicable Forecast for the relevant year(s). In the event of any such reduction, the thresholds for any make-up payments and Anesta"s option to convert Elan"s exclusive right to non-exclusive rights under this Section 2.5 shall be based on the reduced Forecast. Such significant factors beyond Elan"s control would include:

               (i) failure to supply the OT-fentanyl Products in accordance with the provisions of Section 5.1(a);

               (ii)  the Net Sales price of a Unit is [                       ];
and
               (iii) one or more [                 ] marketed by Third Parties
other than subdistributors of the OT-fentanyl Products which [                ]
in the relevant Select Country, where the Gross Sales of [ ] for a calendar
quarter are at [             ] of the combined Gross Sales of OT-fentanyl
Products and the [                ] in such Select Country. The relative sales
proportion of such [                     ]      in any calendar quarter is
conclusively deemed to [                   ] of the combined Gross Sales of OT-

                                      11.

fentanyl Products and the [                       ] in such Select Country if
Intercontinental Medical Statistics or another mutually agreeable source of such information has made such determination based on its conduct of a market share study in such Select Country during such quarter. Once a determination is made
that [                       ] exists for OT-fentanyl Products in any Select
Country, such determination shall be made again each calendar quarter for so
long as one or more [                    ] are marketed in that Select Country).

     2.9  Failure to Launch. In the event that Elan fails to launch OT-fentanyl
Products within a country of the Territory [                                   ]
(a) a Regulatory Approval for OT-fentanyl Products within such country or (b) issuance of a Pricing Approval (where required or commercially desirable) for OT-fentanyl Products within such country, Anesta may terminate this Agreement as to such country, and Elan"s rights under Section 2.1 in such country, by giving Elan 90 days prior written notice.

     2.10 Parallel Imports. It is recognized that Parallel Importation of OT-fentanyl Products could affect Elan"s commercial interests in the Territory and Anesta"s commercial interests outside the Territory.

          (a) It is agreed that if in any financial year (being 1st January to 31st December), Parallel Imports of the OT-fentanyl Products into a Select
Country [           ] of Net Sales of OT-fentanyl Products in such Select
Country during that financial year, [


                                        ]

          (b) It is agreed that if in any financial year (being 1st January to 31st December), there are sales of OT-fentanyl Products originating from Elan or its Subdistributors to buyers within a country of the European Union outside the Territory and such [


                                             ].

     2.11 Right of First Negotiation. If Anesta develops or acquires [
] products for the Territory, other than OT-fentanyl Products and desires to appoint a distributor for such products in the Territory rather than distributing such products itself, Anesta shall notify Elan thereof in writing. From the date of notification, the Parties shall negotiate exclusively and in good faith for a period of ninety (90) days for an agreement giving Elan exclusive distribution rights for such products in the Territory for a mutually agreed period. If the Parties do not reach agreement in such period, Anesta shall be free to enter distribution arrangements with Third Parties for such products in the Territory.

                                      12.

     2.12 Trademarks and Trade Names.

          (a) License. Subject to the terms and conditions of this Agreement, Anesta hereby grants to Elan an exclusive license within the Territory to use the Anesta Trademarks solely for the purposes of marketing, promoting, selling and distributing the OT-fentanyl Products under this Agreement. If Anesta converts Elan"s exclusive rights in a Select Country under Section 2.1 to non-exclusive rights pursuant to Section 2.5, Elan will continue to have
[                  ] the Anesta Trademarks; provided, however, that Anesta may
terminate such license as to [                                     ] pursuant to
Section 2.9(h), if another non-exclusive distributor of OT-fentanyl Products is to use such secondary Anesta Trademark in such Select Country.

          (b) Obligation to Use Trademarks. Elan shall use and have used the primary Anesta Trademarks, as indicated on Exhibit D, or the secondary Anesta Trademarks as indicated on Exhibit D as designated by Anesta pursuant to Section 2.9(h), and no other trademarks or trade names, in connection with its marketing, promotion, sale and distribution of the OT-fentanyl Products in each country of the Territory, unless otherwise agreed by the Parties; provided, however that Elan may use its own trademarks and trade names on product packaging, brochures and other promotion materials to identify itself as the distributor of the OT-fentanyl Products.

          (c) Trademark Policy. Elan"s use of the Anesta Trademarks shall comply with Anesta"s trademark policy as in effect from time to time, which shall be commercially reasonable from the perspective of each Party and consistent with standards for trademark policies that are generally accepted within the pharmaceutical industry, and which Anesta shall provide within ninety
(90) days of the Effective Date. Anesta shall have the right to audit Elan"s compliance with such trademark policy. Elan shall remedy any non-compliant use identified by Anesta as soon as is possible using commercially reasonable efforts after notification by Anesta. However, in the event Anesta alters its trademark policy, Elan shall have the right to exhaust all existing printed materials bearing the Anesta Trademark before making any changes to comply with the new policy. Elan shall bear all costs of changes to its printed materials to comply with any new trademark policy of Anesta, except that Anesta will reimburse Elan for all costs incurred for such changes resulting from trademark policy changes more frequent than once every two (2) years. Elan further agrees to provide copies of all such materials to Anesta for review and approval prior to publication and distribution. Anesta agrees that its approval of such materials will not be unreasonably withheld. The Parties agree that Anesta will have been deemed to approve any such materials if it does not respond to Elan within thirty (30) days after having received said materials.

          (d) Anesta Ownership. Elan hereby agrees to and recognizes Anesta"s exclusive ownership of the Anesta Trademarks and the renown of the Anesta

                                      13.

Trademarks. Elan agrees not to take any action inconsistent with such ownership and further agrees to take any action, at Anesta"s expense, which Anesta reasonably deems necessary to establish and preserve Anesta"s exclusive rights in and to the Anesta Trademarks including but not limited to cooperating in the registration of the Anesta Trademarks on the trademark registry or other appropriate registration procedure in the Territory.

          (e) Goodwill. The Parties agree that all use of the Anesta Trademarks by Elan shall be for the sole and exclusive benefit of Anesta and the goodwill and reputation accrued in connection with Elan"s use of the Anesta Trademarks shall accrue to Anesta. In the event Elan acquires any right, title or interest in or to or relating to the Anesta Trademarks for any reason, effective immediately upon the expiration or termination of this Agreement Elan hereby assigns, at no cost, all such right, title and interest, together with any related goodwill or reputation, to Anesta. Elan agrees to promptly execute all documents reasonably requested by Anesta in connection with such assignment.

          (f) Infringement. Each Party shall notify the other Party in writing promptly upon learning of any infringement by any Third Party of the Anesta Trademarks in the Territory. Elan agrees that, unless the law of the particular country of the Territory prohibits Anesta from enforcing the Anesta Trademarks, only Anesta has the right to enjoin any infringement or registration by a Third Party of the Anesta Trademarks, provided, however, that Anesta may authorize Elan to enjoin such infringement or registration, and Anesta shall pay the reasonable costs of such enforcement. Elan will assist in the prosecution of any such claim as reasonably requested by Anesta. In the event Anesta chooses not to enforce its rights against a Third Party infringer, Elan shall have the discretion to select an alternate trademark as set forth in Section 2.9(h).

          (g) No Confusion. Elan shall not adopt, use, or register any acronym, trademark, trade names, service mark or other marketing name that is confusingly similar to the Anesta Trademarks or the Anesta name, and shall not use the Anesta Trademarks or the Anesta name other than in connection with distribution of OT-fentanyl Products pursuant to this Agreement.

          (h) Selection of Trademarks. Anesta shall have the right to select additional Anesta Trademarks and register them at its expense, and such Anesta Trademarks shall be owned by Anesta and added to Exhibit D, initially as secondary Anesta Trademarks. If (i) a regulatory agency does not approve the then-current primary Anesta Trademark indicated on Exhibit D, (ii) a Third Party asserts that such Anesta Trademark infringes its trademarks, (iii) such Anesta Trademark is successfully opposed by a Third Party, (iv) a petition to cancel such Anesta Trademark is filed by a Third Party, or (v) there is an infringement of such Anesta Trademark by any Third Party against which Anesta does not enforce its rights pursuant to Section 2.9(f), then Anesta shall

                                      14.

designate one of the secondary Anesta Trademarks (as indicated on Exhibit D) as a replacement primary Anesta Trademark. If there are no remaining secondary Anesta Trademarks, Elan shall have the right to select another trademark of its choosing with the consent of Anesta, which consent shall not be unreasonably withheld. Any such trademark selected by Elan shall be registered in the name of Anesta, at Anesta"s expense, shall be added as an Anesta Trademark to Exhibit D and shall be owned by Anesta.

3.   Marketing.

                                      15.

     3.1 Promotion and Marketing Obligations. Elan will use commercially reasonable efforts to promote the sale, marketing and distribution of the OT-fentanyl Products in the Territory, consistent with accepted business practices, devoting the same level of efforts thereto as it devotes to its products of comparable market potential.

     3.2 Marketing Plan. In consultation with Anesta, Elan will be responsible for assessing the market opportunities for OT-fentanyl Products in the Territory and preparing and providing to Anesta a marketing plan ("Marketing Plan") on or before February 1, 2000, which includes pre-launch and initial launch marketing activities consistent with efforts appropriate for products of similar market potential. Elan and Anesta will review the Marketing Plan periodically, but at least annually. For the avoidance of doubt, Elan shall determine the final content of the Marketing Plan and has full discretion to determine its content.

     3.3 Commercial Strategy Team. Elan will be a member of Anesta's OT-fentanyl Products Commercial Strategy Team, along with Anesta's other distribution partners which will be established only for the purposes of information sharing and co-ordination of regulatory and clinical requirements.

     3.4 Marketing Support. Anesta will, at its own expense, provide commercially reasonable commercial marketing support in the form of pricing data and marketing information (including, but not limited to copies of promotional items, medical article reprints, medical educational strategies and related materials) regarding the marketing of the OT-fentanyl Products in the United States and other territories, as Elan may reasonably request from time to time, to the extent Anesta has the right to provide such information and materials, and the provision of such information, materials or data does not conflict with the confidentiality provisions or other terms of Anesta's agreements with Third Parties.

     3.5 Pricing. Elan shall be solely responsible for setting the price of the OT-fentanyl Products.

     3.6  Covenant Not to Market Competing Products.

          (a) For the Distribution Period and for one year thereafter, Elan, and its Subdistributors shall not market or distribute in the Territory any product [ ] ("Competing Products").

          (b) The covenant in Section 3.6(a) shall not apply in the event that a merger or acquisition of Elan or substantially all of its assets occurs, and
the successor entity of Elan has been marketing [               ] prior to the
merger or acquisition of Elan.

                                      16.

     3.7 Advertising and Promotion. Elan shall submit all advertising and promotional materials relating to this Agreement including but not limited to print advertising, brochures, leaflets and similar materials to Anesta for review.

     3.8  Reports.

          (a) Each Party shall keep the other fully informed of all governmental and regulatory requirements, activities and plans which materially affect sales of OT-fentanyl Products in the Territory.

          (b) Prior to the commencement of the Distribution Period, Elan shall report to Anesta regarding Elan"s pre-launch marketing activities as set forth in the Marketing Plan prepared pursuant to Section 3.2.

          (c) During the Distribution Period, Elan will report to Anesta on a quarterly basis within thirty (30) working days of the end of such quarter concerning Elan"s marketing efforts and sales results for OT-fentanyl Products, and shall also provide to Anesta a top-line sales report of sales results generated or received by Elan or its Subdistributors on a monthly basis thirty
(30) days after the end of each month.

4.   Regulatory Matters.

     4.1  Filing of Regulatory Approvals for Initial Indication.

          (a)  European Union, San Marino, Switzerland and Vatican City.

               (i) Anesta shall make all appropriate filings to obtain Regulatory Approval to market the OT-fentanyl Products for the filed SPC as set forth in Exhibit H in the United Kingdom in order to obtain a Regulatory Approval for, at a minimum, the SPC as set forth in the Minimum SPC in Exhibit
H. In particular, but without limitation, Anesta shall use commercially reasonable efforts to perform all clinical and regulatory programs required to obtain a Regulatory Approval for the Minimum SPC in Exhibit H.

               (ii) Anesta shall use commercially reasonable efforts to obtain mutual recognition of the Regulatory Approval obtained pursuant to Section 4.1(a)(i) in the countries of the Territory which are member states of the European Union. Anesta shall seek Regulatory Approval for the Initial Indication in San Marino, Switzerland and Vatican City by submitting the United Kingdom Regulatory Approval application package in an appropriate format or, where permitted, in conjunction with filings in European Union countries within the Territory.

               (iii) Elan shall cooperate with and assist Anesta as reasonably necessary in obtaining the Regulatory Approvals as provided in Sections 4.1(a)(i) and (ii),

                                      17.

including, without limitation, by providing guidance, local support and the benefit of Elan"s experience in obtaining regulatory approvals for pharmaceutical products in the European Union countries of the Territory and Switzerland.

          (b) The Philippines and Taiwan. Elan shall make all appropriate filings to obtain Regulatory Approval to market the OT-fentanyl Products for the Initial Indication in the Philippines and Taiwan. Elan shall use commercially reasonable efforts to perform all clinical and regulatory programs required to obtain such Regulatory Approvals. Anesta shall provide Elan with all reasonable assistance necessary for making the filings for such Regulatory Approvals

     4.2  Filing of Regulatory Approvals for Additional Indications.

          (a) If Elan elects to seek Regulatory Approval for indications other than the Initial Indication, it shall be responsible for performing any clinical testing necessary or desirable to support applications for same. Elan shall provide any clinical protocols at least sixty (60) days before such clinical work begins for Anesta"s review and approval, which shall not be unreasonably withheld. Anesta shall provide any comments or approval so that Elan can implement an approved clinical protocol without delay.

          (b) If Elan elects to seek Regulatory Approval for indications other than the Initial Indication, Anesta shall, at Elan"s request and expense, make all appropriate filings prepared by Elan to obtain Regulatory Approval to market OT-fentanyl Products for any indication other than the Initial Indication. Anesta shall provide Elan with access to all available clinical data for OT-fentanyl Products, as reasonably requested by Elan for that purpose and to the extent Anesta has the right to provide such access to Elan. Any such additional Regulatory Approvals (other than those for the Philippines and Taiwan) shall be made in the name of Anesta.

     4.3 Post-Regulatory Approval Clinical Programs. Elan shall be responsible at its discretion for conducting any post Regulatory Approval clinical testing necessary or desirable for the continued and successful marketing of OT-fentanyl Products in the Territory. Elan shall provide any clinical protocols at least sixty (60) days before such clinical work begins for Anesta"s review and approval, which shall not be unreasonably withheld. Anesta shall provide any comments or approval so that Elan can implement an approved clinical protocol without delay.

     4.4 Maintenance of Regulatory Approvals. Each Party shall use commercially reasonable efforts to maintain all Regulatory Approvals in its name. Anesta shall perform all actions required on its part to ensure that Elan has all necessary rights under the Regulatory Approvals in Anesta's name to market and sell the OT-fentanyl Products as permitted under this Agreement. Each Party shall provide all reasonable assistance to the other Party as necessary to maintain the Regulatory Approvals in the other Party's

                                      18.

name, including, without limitation, in the case of Elan, by providing any required documentation relating to Elan's distribution activities and obligations under this Agreement to the appropriate regulatory agencies.


     4.5 Pricing and Reimbursement Approvals. Elan shall use commercially reasonable efforts to obtain commercially viable Pricing Approvals from the appropriate regulatory agencies within the Territory that require Pricing Approvals, and if required by regulatory authorities, to obtain Reimbursement Approval for each country in the Territory for all OT-fentanyl Products.

     4.6 Adverse Experience Reporting. The Parties shall comply with the terms of Exhibit E relating to adverse experience reporting.

     4.7  Products Recall.

          (a) Voluntary Recall. If either Party desires to recall OT-fentanyl Products for non-conformities with Specifications (other than such non-conformities that would require recall pursuant to the requirements of applicable laws or regulations), it shall so notify the other Party. If the other Party does not agree that the relevant OT-fentanyl Products do not comply with Specifications, the dispute shall be settled as set forth in Section 5.8(c). If the Parties agree as to such non-conformity or such non-conformity is determined pursuant to Section 5.8(c), then the Party desiring the recall shall administer the recall in a commercially reasonable manner with the other Party"s cooperation. If one Party"s actions were the sole cause of the non-conformity with Specifications, such Party shall bear all costs and expenses of the recall.

          (b)  Mandatory Recall.

               (i) In the event that the relevant regulatory authority requires or otherwise initiates a recall of the OT-fentanyl Products for any reason whatsoever, Elan will forthwith administer the recall. If the Parties are unable to agree as to whether or not the underlying reason for the recall is a non-conformity of the OT-fentanyl Products with Specification, and/or whether or not Anesta or Elan is responsible for such non-conformity, the Parties shall submit a sample of the recalled OT-fentanyl Products for analysis pursuant to
Section 5.8(c). If a Party is notified by a regulatory authority that a recall is required, it shall promptly give to the other Party written notice of the need to recall that quantity

               (ii) In the event that the principal reason for the recall under this Section 4.7(b) of the OT-fentanyl Products is Anesta's negligence or willful misconduct, its failure to supply OT-fentanyl Products conforming to Specifications, or Anesta's failure to comply with applicable laws or regulations, then Anesta shall be liable for the cost of the recall and any replacement quantities of OT-fentanyl Products and will

                                      19.

reimburse Elan for all its reasonable costs and expenses of such recall. In the event that the principal reason for the recall under this Section 4.7(b) is Elan's negligence or willful misconduct, its failure to handle or store OT-fentanyl Products in conformity with Specifications, or Elan's failure to comply with applicable laws or regulations, then Elan shall be liable for the cost of the recall and any replacement quantities of OT-fentanyl Products and will reimburse Anesta for all its reasonable costs and expenses of such recall.

               (iii) In the event that the reason that the recall of the OT-fentanyl Products under this Section 4.7(b) was legally required is not one of those set forth in Paragraph 4.7(b)(ii), the Parties shall share equally the costs and expenses of the recall, including the costs and expenses of each Party.

     4.8  Compliance with Laws by Parties.

          (a) Both Parties shall comply with all applicable present and future orders, regulations, requirements and laws of any and all federal, state, provincial and local authorities and agencies in the Territory relating to the promotion, marketing, sale and distribution of the OT-fentanyl Products on a country by country basis in the Territory. Regarding the shipment of OT-fentanyl Products into and within the Territory, Elan shall comply with the requirements of Exhibit F (as amended from time to time by Anesta to be in accordance with changes in the applicable laws or regulations or the interpretation thereof) [
                                  ].


          (b) Upon Anesta's reasonable request, Elan will provide information to Anesta necessary for Anesta's compliance with FDA and DEA reporting requirements, including without limitation the information in the forms attached hereto as Exhibit B and the requirements attached hereto as Exhibit F.

5.   Supply of OT-Fentanyl Products

     5.1  Supply and Purchase of OT-fentanyl Products.

          (a) Supply Obligation. Subject to the terms of this Agreement, Anesta shall supply Elan, and Elan shall purchase from Anesta during the Distribution Period, Elan's requirements of OT-fentanyl Products, for both commercial sale and clinical studies performed pursuant to the terms of this Agreement. Anesta covenants that it shall supply all of Elan's requirements for OT-fentanyl Products during the Distribution Period in accordance with purchase orders placed by Elan in compliance with this Agreement.

          (b)  Breach of Supply Obligation.

                                      20.

               (i) In the event that Anesta fails to supply Elan with all or part of its requirements of OT-fentanyl Products pursuant to Section 5.1(a) for
a period of less than [                          ] [
    ] for OT-fentanyl Products for such months, less any amounts that Anesta actually supplies to Elan during such period.

               (ii) In the event that Anesta fails to supply Elan with all or part of its requirements of OT-fentanyl Products pursuant to Section 5.1(a) for a period of more than [
       ]; provided, however, that (1) Elan shall have a duty to [             ],
including, without limitation, by complying with its obligations under Section
[                                                     ] of OT-fentanyl Products;
(2) [                ] failure to supply under this Section 5.1(b)(ii) shall end at the time when Anesta or Elan has qualified or has had qualified a second source of supply that has been granted all regulatory approvals necessary for the manufacture of OT-fentanyl Products for commercial sale, and (3) [
               ] failure to supply shall end for any undersupply occurring more than two (2) years after the initial failure.

               (iii) Anesta's obligations under Sections 5.1(b)(i) and (ii) and
5.4 shall be Elan's sole remedies for the breaches of Anesta's supply obligations described therein.

     5.2  Forecasting.

          (a) Planning Forecast. On or before January 1, 2000 and based upon projected times for Regulatory Approvals and launch dates on a country-by-country basis within the Territory, Elan shall provide Anesta with a written three (3) year forecast by calendar quarter of Elan's anticipated orders for OT-fentanyl Products on a country-by-country basis within the Territory. This forecast shall be for facility planning purposes only and shall not constitute a firm order. Elan shall update this forecast on a semi-annual basis.

          (b)  Rolling Forecasts. On or before the first day of the [
          ] month before the month of the scheduled commercial launch date of OT-fentanyl Products in any country in the Territory (e.g. a forecast must be
submitted before [                                                          ]
launch date), Elan shall provide to Anesta with a written [
                      ] month forecast

                                      21.

beginning with the month of the launch date showing Elan's requirements of the OT-fentanyl Products on a monthly basis by stock-keeping unit ("SKU") in each
country of the Territory. After submission of the initial [        ] forecast
for each country in the Territory, Elan shall provide Anesta with an updated [
    ] forecast prior to the beginning of each subsequent calendar month and consistent with Elan's Sales & Operations Planning process.

          (c)  Until the OT-fentanyl Products have [       ] of at least [
] [         ] from the date of manufacture, as determined by applicable regulatory requirements, the Parties shall mutually agree on all forecasts under this Section 5.2 and accompanying purchase orders pursuant to Section 5.3(a) in order to minimize risks of expiration of OT-fentanyl Products and shall bear equally the costs of manufacturing, supplying, shipping and destroying any OT-
fentanyl Products ordered by Elan that [                    ]

     5.3  Purchase Orders and Shipping.

          (a) The initial forecast under Section 5.2(b) shall be accompanied by
firm purchase orders for the first [                               ] months of
the forecast which shall constitute a mutually binding commitment to order and supply the quantity of OT-fentanyl forecasted for such period. Projections in the rolling forecast for months [
                                        ] shall be made in good faith and shall
constitute Elan's best estimates of future orders, but shall not be binding on Elan. After the initial forecast, subsequent rolling forecasts provided under
Section 5.2(b) shall be accompanied by a firm purchase order for [
                                                                    ] month of
the forecast, provided that the purchase order quantity for that month of the forecast is not greater [
                                  ] of the forecasted quantity as stated in the
preceding forecast submitted by Elan for such month (the "Forecast Amount"). Projections in the rolling forecast for [
                                           ] (other than for months for which a
binding purchase order was submitted with the initial forecast) shall be made in good faith and shall constitute Elan's best estimates of future orders, but shall not be binding on Elan. Each purchase order shall specify the quantity ordered, the required shipment date, and any special instructions or invoicing information. Each purchase order issued shall be governed by the terms of this Agreement and, any terms or conditions of such purchase which conflict or are inconsistent with the terms of the Agreement are hereby rejected.

          (b) Anesta shall use all commercially reasonable efforts to manufacture any quantity of OT-fentanyl Products ordered by Elan which exceeds [

] of the Forecast Amount, but Anesta's failure to manufacture any such excess quantities shall not be a breach of this Agreement.

          (c) Anesta shall use commercially reasonable efforts to ship all OT-fentanyl Products ordered by Elan on or before the requested shipment date, as specified in Section 5.3(a), for such shipment. Anesta shall not be in breach its supply obligations

                                      22.

under the relevant purchase order if at least [
                                               ] of a shipment that conforms to
the Specifications is made within five (5) days following such shipment date. Anesta shall have OT-fentanyl Products released and ready to ship pursuant to Elan's purchase orders to Elan within one (1) month after the date manufacture and packaging is complete.

     5.4 Shortage of OT-fentanyl Products. No later than 10 business days after Anesta"s receipt of the purchase order from Elan, Anesta shall notify Elan if for any reason Anesta experiences a shortage of OT-fentanyl Products and is unable to supply to Elan the full quantity of OT-fentanyl Products it has ordered. In the event of such a shortage, Elan shall be entitled to receive that quantity of OT-fentanyl Product which bears the same proportion to the total quantity of available OT-fentanyl Products as the quantity of OT-fentanyl Products sold to Elan in the six months preceding the supply shortage (or, for countries in which OT-fentanyl Products have not been launched, the most recent forecasts for the next six months) bears to all orders for OT-fentanyl Products received by Anesta during that same six month period. Nothing in this Section
5.4 shall prejudice Elan"s rights under Section 5.1(b).

     5.5  Purchase Price.

          (a) Preclinical and Clinical Supply. The supply price for OT-fentanyl Products for use in conducting preclinical work and clinical trials in the Territory shall be the lesser of (i) [
                                          ] or (ii) the commercial supply price
under Section 5.5(b) for units that Anesta is able to produce with its commercial production runs plus the cost of any special packaging or labeling necessary to permit use of the OT-fentanyl Products in such trials.

          (b) Commercial Supply. The supply price for OT-fentanyl Products for commercial sale and distribution in the Territory in final marketing and packaging form FCA Anesta's facility, is a per unit price based on the annual purchases by Elan of OT-fentanyl Products for the then-current calendar year, as follows: [

     5.6

            ]

     The applicable supply price for a purchase order will be determined based on the most recent forecast of total OT-fentanyl Products requirements during the then current calendar year. Within sixty (60) days after the end of each calendar year, Anesta shall report to Elan the total purchases by Elan of OT-fentanyl Products for such calendar year, the final price per unit based on such purchases, and based upon such price and upon actual payments made by Elan for such purchases, a calculation of any amounts to be credited or debited to Elan. The price per Unit

                                      23.

includes packaging and labeling by Anesta as required pursuant to Section 6.2(a). The resulting difference will be debited or credited to Elan within 60 days.

          (a) No Changes in Price. The per Unit price scale for OT-fentanyl Products for commercial distribution in the Territory set forth in Section 5.5(b) will remain unchanged throughout the Distribution Period.

          (b) Payment Terms. All payments for OT-fentanyl Products will be made in United States Dollars and shall be due and payable to Anesta not later than sixty (60) days after delivery of such Products to Elan.

     5.7 Delivery. Deliveries shall be made [ ] (ICC Incoterms 1990) and shall be shipped to Elan's address as set forth in this Agreement, or as otherwise directed by Elan in writing. Anesta shall provide appropriate support and documentation to the appropriate regulatory agencies. Anesta will be responsible, with reasonable cooperation by Elan, for obtaining all of the appropriate export licenses and authorizations from the United States for each country of the Territory in compliance with all U.S. and Territorial regulations. Elan will be responsible, with reasonable cooperation by Anesta, for obtaining all of the appropriate import licenses and authorizations into the Territory in compliance with all U.S. and Territorial regulations. In the event that a specific regulation of a country in the Territory prohibits shipment of OT-fentanyl Products as set forth in this Section 5.6, the Parties will discuss an appropriate and mutually agreeable modification of distribution costs and methods. The Product shall be delivered with a certificate of analysis as agreed by the Parties.

     5.8  Acceptance, Rejection and Revocation of Acceptance.

          (a) Elan shall inspect or shall cause to be inspected all shipments of OT-fentanyl Products promptly upon receipt. Elan may reject any OT-fentanyl Products which did not conform to the Specifications at the time of delivery by Anesta pursuant to Section 5.6. Any such rejection shall be made in writing and shall indicate the reasons for such rejection.

          (b)  If Elan has not delivered the notice of rejection within thirty
(30) days after receipt of the shipment of OT-fentanyl Products at the facility designated by Elan in the purchase order, Elan shall be deemed to have accepted that shipment of OT-fentanyl Products. Once Elan has accepted or is deemed to have accepted the OT-fentanyl Products, Elan shall have no claim or recourse (subject to Section 5.7(c) and Anesta's indemnification obligation contained in Section 11.2) against Anesta relating to such Products.

          (c) If, after accepting a shipment of OT-fentanyl Products, Elan subsequently discovers a nonconformity with Specifications that could not reasonably be

                                      24.

detected through the inspection pursuant to Section 5.7(a) or a latent nonconformity arising after inspection other than those caused by shipping, handling or storage not in compliance with Specifications after delivery by Anesta, Elan may revoke its acceptance of such shipment by giving written notice of the nonconformity within ten (10) days of discovering it. A revocation of acceptance shall have the effect of a rejection under this Section 5.7.


          (d) Elan's payment obligations under Section 5.5(d) for a shipment shall be suspended upon Elan's rejection of such shipment pursuant to this
Section 5.7 until a determination whether or not that such rejection was justified.

     5.9  Rejection Procedures.

          (a) After notice of rejection is received by Anesta, it shall cooperate with Elan in determining whether rejection is necessary or justified. Anesta will evaluate process issues and other reasons for such non-compliance of the OT-fentanyl Products with Specifications. Anesta shall notify Elan as promptly as reasonably possible whether it accepts Elan's rejection.

          (b) If Anesta accepts Elan's rejection, Anesta shall use reasonable and timely efforts to promptly replace or correct, at Anesta's option, such rejected OT-fentanyl Products at Anesta"s cost, or, with both Parties" written approval, to, at Elan's option, either credit Elan's account in an amount equal to the purchase price of the rejected OT-fentanyl Products, or refund that sum to Elan at Elan's sole discretion together with any direct costs of destruction of the relevant Products or transporting them back to Anesta.

          (c) If Anesta disagrees with Elan's rejection, the Parties shall submit samples of the rejected OT-fentanyl Products and the samples of the corresponding batch retained by Anesta to a mutually acceptable Third Party laboratory, which shall determine whether such OT-fentanyl Products meets the Specifications and, as part of this process, will also carry out a full investigation of the manufacturing process for such OT-fentanyl Products if it believes such an investigation is appropriate. The Parties agree that the determination of the laboratory, after it has assessed the retention samples and following any full investigation of the manufacturing process it conducts, shall be final and determinative. If the Third Party laboratory determines that the retained samples meets the Specifications, the rejection by Elan is deemed to be unjustified, and Elan shall pay the full invoice price for the shipment which contained the OT-fentanyl Products subject to the dispute. If the Third Party laboratory determines that the relevant shipment of OT-fentanyl Products does not meet the Specifications, the Parties shall proceed as provided in Section 5.8(b). The Party against whom the Third Party tester rules shall bear the reasonable costs of the Third Party testing, including without limitation all costs of investigating the manufacturing process.

                                      25.

          (d) At Anesta's election and upon authorization from Anesta and at Anesta's cost, to do so, Elan shall (i) destroy the rejected OT-fentanyl Products promptly at Anesta's cost and provide Anesta with certification of such destruction or (ii) return such OT-fentanyl Products to Anesta at Anesta's request, provided that such return is permissible by applicable law or regulations.

          (e) The remedies set forth in Section 5.8(b) are Elan's sole and exclusive remedies with respect to claims relating to OT-fentanyl Products which do not met Specifications when delivered by Anesta. Notwithstanding, nothing in this Section 5.8(e) shall limit Elan"s rights to indemnification pursuant to
Section 11.2 or prejudice Elan"s rights under Section 5.1(b).

     5.10 Audit. During the Distribution Period and for four (4) years thereafter, Elan shall keep complete and accurate records pertaining to the disposition of OT-fentanyl Products and amounts payable under this Agreement in sufficient detail to permit Anesta to confirm the accuracy of all payments, including without limitation royalty payments, made or due hereunder. Anesta shall have the right to appoint an independent Third Party to audit the books of account of Elan in order to determine whether Elan has properly reported and accounted for any fees or payments due to Anesta pursuant to this Agreement. Audits may be performed during regular business hours, not more than once in any year during the Distribution Period and upon reasonable prior notice to Elan. The audit fees shall be borne by Anesta unless such audit reveals that difference between the amount paid to Anesta and the amount actually due Anesta is five percent (5%) or more of amount actually due Anesta, in which case the audit fees shall be borne by Elan.

6.   Manufacturing.

     6.1 Manufacture of OT-fentanyl Products. OT-fentanyl Products supplied to Elan hereunder shall be manufactured by Anesta in accordance with current Good Manufacturing Practices ("cGMP") and other applicable rules and regulations of the FDA and the European Commission and other European and United States governmental or regulatory agencies with jurisdiction over the manufacture, use or sale of the OT-fentanyl Products.

     6.2  Packaging and Labeling.

          (a) The OT-fentanyl Products for resale under this Agreement shall be packaged and labeled according to applicable laws and regulations as required by regulatory authorities in the Territory, and otherwise as they are packaged and labeled as for resale in the United Kingdom. If a language other than English is required in a relevant country of the Territory, Anesta will modify such packaging and labeling for any single package to contain a maximum of two (2) languages unless otherwise required by

                                      26.

law or regulation. At Elan's request and expense, Anesta will make reasonable modifications to the packaging or labeling other than those required by regulatory authorities in the Territory. The packaging shall identify Elan as the distributor and/or marketer of the OT-fentanyl Products.

          (b) Elan shall inform Anesta of any regulatory or legal requirements in the Territory for packaging or labeling of OT-fentanyl Products and shall notify Anesta of any changes to such requirements. Anesta will promptly implement such changes at its cost and inform Elan of any delays in the delivery of OT-fentanyl Products caused thereby (e.g. lead time for purchase of materials, manufacturing time and set-up time, etc.). Any delivery by Anesta of OT-fentanyl Products in compliance with changes to packaging or labeling as set forth in this Section 6.2(b) that occurs within a commercially reasonable period shall not be deemed a breach of Anesta's obligations under this Agreement. Anesta must promptly inform Elan of any likely delays.

     6.3  Regulatory Inspections; cGMP and QA Audits.

          (a) Anesta shall cooperate with any inspection of its facilities by a regulatory agency or authority in the Territory, including but not limited to any inspection by such regulatory agency or authority prior to the granting of Regulatory Approval to market the OT-fentanyl Products in the Territory (by mutual recognition of another jurisdiction's Regulatory Approval or otherwise). Anesta shall notify Elan as soon as possible of any notification received by Anesta from any regulatory authority in the Territory to conduct an inspection of its manufacturing or other facilities used in the manufacturing, packaging, storage or handling of OT-fentanyl Products. Copies of all correspondence relevant to the OT-fentanyl Products to and from the regulatory authority in the Territory will be provided by Anesta to Elan.

          (b) Upon written request to Anesta, Elan shall have the right to have its representatives including sub-distributors visit Anesta"s manufacturing facilities at a mutually agreed time during normal business hours to audit and assess Anesta's compliance with cGMP and quality assurance standards and to discuss any related issues with its manufacturing and management personnel. Elan and its sub-distributors may exercise such right no more than one (1) time per calendar year provided, however, that if circumstances arise which in Elan's and its sub-distributors reasonable judgment, require that its representatives visit Anesta's manufacturing facilities more than once per calendar year, the Parties will discuss such circumstances and appropriate means to address them.

          (c) Upon written request to Anesta, Elan and its Subdistributors as a group shall have the collective right to have their representatives visit Anesta's manufacturing facilities no more than once per quarter at a mutually agreed time during

                                      27.

normal business hours on a day that would not unduly disrupt production schedules, for informal viewing of the facilities conducted by Anesta personnel.

     6.4  Manufacture During Supply Shortage.

          (a)  If Anesta determines that a shortage of OT-fentanyl Products as
provided in Section 5.4 will continue for longer than [                       ]
months, Anesta shall use diligent, commercially reasonable efforts to qualify, or to have a Third Party (which Anesta may appoint with Elan"s consent, not to be unreasonably withheld) qualify, as soon as practicable, a second site for manufacture and supply of OT-fentanyl Products under this Agreement. Anesta shall be responsible for such qualification at its expense, and Elan shall reasonably cooperate in and assist with such qualification.

          (b)  In the event that Anesta does not meet its obligations under
Section 6.4(a), reasonably determines that it cannot meet such obligations and notifies Elan thereof, or in any event, is unable within [
          ] months to commence the qualification process under Section 6.4(a), then Elan shall, at its expense and as soon as practicable, qualify a second site for manufacture of OT-fentanyl Products through itself, an Affiliate or Third Party reasonably acceptable to Anesta, and shall use efforts to do so that are diligent and commercially reasonable (without regard to payments Elan may receive pursuant to Section 5.1). Anesta shall reasonably cooperate in and assist with such qualification, including without limitation, providing Elan with any technical data and know-how necessary to give effect to the provisions of Section 6.4, including the CMC Section, providing to Elan all Anesta Know-how required for the manufacture of OT-fentanyl Products, including without limitation providing practical performance advice, shop practice, specifications as to materials to be used and control methods, and reasonably assisting Elan with the working up and use of the transferred technology and with the training of Elan's personnel to the extent which may reasonably be necessary. Anesta will receive Elan"s scientific staff in its premises for certain periods, the term of which will be agreed by the Parties. If Elan qualifies a second site for manufacture of OT-fentanyl Products pursuant to this Section 6.4(b), manufacture may continue at such site even if Anesta resumes manufacture of OT-fentanyl Products at levels that could meet Elan's requirements therefor, and Elan may use OT-fentanyl Products from such second site for distribution under this Agreement; provided, however, that Anesta shall have the right to resume the supply of all of Elan's requirements of the OT-fentanyl Products if Anesta has
[                             ] by Elan (including [                 ] costs) in
connection with [                      ].

     6.5   [
                               ]

                                      28.

7.   Fees, Royalties and Payments


     7.1  Technology Fee. The Parties acknowledge that Elan has paid to Anesta a
partial technology fee of [                 ]. Elan will pay to Anesta [
                      ], as the remainder of the technology fee, within ten (10) days of the Effective Date. The technology fees will be recognized as revenue by Anesta, to the extent permitted by generally accepted accounting principles, as
an offset against approximately [                                              ]
of expenses incurred to date by Anesta on behalf of Elan and the Territory, including, but not limited to, legal fees, travel and documentation costs for negotiations between the Parties. Such available amounts may also be used to offset the clinical, regulatory, and premarketing costs associated with Anesta"s Marketing Authorization Application filed in 1999.

     7.2  Refunds.

          (a)  [
                    ]


          (b)  [
                    ]

     7.3 Success Fees. Elan shall pay to Anesta the following success fees upon the first achievement of the applicable milestone:

          [
                                       ]


Each success fee shall be paid only one time.

                                      29.

     7.4  Royalties.

          (a) Coverage by Valid Claim. For so long as there exists at least one Valid Claim in any country of the Territory, Elan will pay Anesta royalties on sales of OT-fentanyl Products equal to a percentage of Net Sales of OT-fentanyl Products in the Territory, as determined in the following table:

                [



                ]

The royalty rates in this Section 7.4(a) may be adjusted as provided in Section 7.4(c).

          (b) No Coverage by Valid Claim. After the expiration of the last-to-expire Valid Claim, Elan shall pay Anesta royalties of [
    ] of Net Sales of OT-fentanyl Products in the Territory, which royalty shall be for Elan"s licenses to the Anesta Trademarks.

          (c)  Generic Competition. If, during the period where there is a Valid
Claim, [                         ] is sold by a Third Party in a country of the
Territory and has a market share of at least [                      ] in such
country, as measured by the dollar value of commercial sales of such [
        ] relative to the dollar value of the combined commercial sales of such
[                     ] and OT-fentanyl Products, then the Parties shall meet to
negotiate in good faith [                  ] for such country so that the
Parties [                      ] of the commercial sales of such [
] in such country.

     7.5 Royalty Payments. Royalty payments under this Agreement shall accrue to Anesta on a calendar quarter basis and payments shall be made by Elan to Anesta within days following the end of each calendar quarter. Each royalty payment shall be accompanied by a report summarizing the Gross Sales, the applicable deductions and Net Sales made and the royalty payable thereon, on a product-by-product and country-by-country basis during the relevant three-month period.

     7.6 Currency. Royalties payable to Anesta under this Agreement shall be paid in United States dollars. Net Sales in each country and royalties thereon shall be calculated using the rate of exchange for the currency in such country, calculated as the average of the sales exchange rate and the purchase exchange rate for such currency quoted for the close of business on the last day of business of the applicable royalty period

                                      30.

in The Wall Street Journal. All payments would be made in US dollars unless otherwise agreed.

     7.7 Manner and Place of Payment. Any payments to Anesta shall be made by wire transfer to First Security Bank of Utah, or such other bank as Anesta shall specify from time to time.

     7.8 Withholding. Any income or other taxes on any monies payable to Anesta which Elan is required by law to pay or withhold on behalf of Anesta, shall be deducted by Elan from such monies due. Elan shall furnish Anesta with proof of such payments. Any such tax required to be paid or withheld shall be an expense of and borne solely by Anesta. Elan shall promptly provide Anesta with a certificate or other documentary evidence to enable Anesta to support a claim for a refund or a foreign tax credit with respect to any such tax so withheld or deducted by Elan. At Anesta's request, Elan shall reasonably cooperate to support any claim by Anesta for such a refund or credit.

8.   Intellectual Property

                                      31.

     8.1 Ownership of Intellectual Property. Anesta shall retain all of its rights, title and interest in and to all Anesta Technology, Anesta Trademarks, copyrights, and all other industrial and intellectual property embodied in or which covers the OT-fentanyl Products, subject to the licenses granted in this Agreement. Except as otherwise expressly provided in this Agreement, Elan has no right, title or interest in any industrial or intellectual property relating to the OT-fentanyl Products and shall not manufacture or otherwise sell or distribute the OT-fentanyl Products.

     8.2  Prosecution and Maintenance of Licensed Patents.

          (a) Anesta shall remain responsible for patent prosecution and maintenance of Anesta Patents and shall bear all expenses associated therewith, including, without limitation, prosecution, renewal and other fees necessary to maintain the Anesta Patents in full force and effect until the earlier of their expiration or the termination or expiration of this Agreement.

          (b) Anesta shall not during the term of this Agreement assign any Anesta Patents to any person or corporation (other than an Affiliate of Anesta or a successor to substantially all of the pharmaceutical assets or business of Anesta, whether in a merger, sale of stock, sale of assets or other transaction) without the written consent of Elan, provided that such consent shall not be unreasonably withheld. Any Affiliate or successor of Anesta who is assigned the Anesta Patents will assume the same obligations under this Agreement as Anesta.

     8.3 Third Party Patent Infringement. The provisions of this Section 8.3 are subject to the provisions of 12.2.

          (a) Potential Infringement. In the event either Anesta or Elan learns of any Third Party patents which may cover the distribution, marketing or sale of any OT-fentanyl Products in the Territory, as carried out by Elan in accordance with its rights under this Agreement, such Party will notify the other. The Parties agree to confer in good faith regarding such potential infringement risk and to explore reasonable alternatives for avoiding such risk. The Parties shall bear equally the cost of any payments made to such Third Party for a license under such patent to make, use and sell OT-fentanyl Products, which has been mutually agreed to by the Parties, and [ ] its royalty obligations to Anesta pursuant to Section 7.4, [ ] for the applicable calendar year.

          (b) Third Party Claims; Defense by Anesta. If a Third Party files a claim, suit or action against Elan claiming that a patent or other intellectual property right owned by it is infringed or misappropriated by the distribution, marketing or sale of any OT-fentanyl Products, and such claim, suit or action arises out of Elan's permissible

                                      32.

exercise of its rights under this Agreement, the Parties shall confer in good faith regarding such alleged infringement or misappropriation. Anesta may, but shall not be obligated to defend any such claims, suits or actions. Elan will assist in the defense of any such claim, suit or action as reasonably requested by Anesta. Anesta shall not settle any such claim, suit or action if such settlement would impose on Elan the obligation to pay any damages without the prior express written consent of Elan, which shall not be unreasonably withheld or delayed.

          (c) Defense by Elan. If Anesta elects not to defend against Third Party claims, suits or actions pursuant to Section 8.3(b), Anesta shall give notice of its decision to Elan within sufficient time to permit Elan to defend against such claims, suits or actions, and Anesta shall assist in such defense as reasonably requested by Elan. Elan shall not settle any such claim, suit or action if such settlement would impose on Anesta the obligation to pay any damages (including royalties under a license) without the prior express written consent of Anesta, which shall not be unreasonably withheld or delayed

     8.4  Infringement of Anesta Technology.

          (a) Notice of Infringement. In the event Anesta or Elan becomes aware of any actual or threatened infringement or misappropriation of any Anesta Technology licensed hereunder in the Territory, the Party first having knowledge of such infringement shall promptly notify the other.

          (b) Prosecution by Anesta. Anesta may, but shall not be obligated to commence, at its own expense, an infringement action against any person or entity infringing, including infringement or misappropriating the Anesta Technology directly or contributorily. Elan shall cooperate with Anesta as reasonably requested, at Anesta's expense. If Elan so desires, it may join such action at its own expense. Any and all amounts recovered with respect to such an action shall be applied first to reimburse the Parties for their out-of-pocket expenses (including reasonable attorneys' fees) in prosecuting such infringement or misappropriation. The remainder shall be shared equally by the Parties after reimbursement of expenses.

          (c) Prosecution by Elan. In the event Anesta is unable to or elects not to commence an action against the person or entity responsible for the alleged infringement or misappropriation within one-hundred twenty (120) days of the date of Anesta's becoming aware of such infringement, then Elan may, but shall not be required to, prosecute the alleged infringement or threatened infringement. In such event Elan shall act in its own name and at its own expense. Anesta shall cooperate with Elan as reasonably requested, at Elan's expense. If Anesta so desires, it may join such action at a later date, at its own expense. Any amounts recovered with respect to such an action shall be applied first to reimburse the Parties for their out-of-pocket expenses (including

                                      33.

reasonable attorneys' fees) in the prosecution of such infringement. The remainder shall be shared equally by the Parties after reimbursement of expenses.

9.   Confidentiality; Publication

                                      34.

     9.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in such Agreements any Confidential Information furnished to it by the other Party pursuant to such Agreements unless the receiving Party can demonstrate by competent proof that such Information:

          (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of such Agreements;

          (d) was disclosed to the receiving Party, other than under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others, as shown by independent proof; or

          (e) was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party, as shown by pre-existing proof.

     9.2 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following:

          (a)  regulatory filings;

          (b)  prosecuting or defending litigation;

          (c)  complying with applicable governmental regulations;

          (d)  conducting pre-clinical or clinical trials of OT-fentanyl
Products;

          (e) disclosure to Affiliates or sub-distributors who agree to be bound by similar terms of confidentiality; and

          (f) legally required disclosures other than as set forth in Sections 9.2(a)-(d).

                                      35.

Notwithstanding the foregoing, if a Party is required to make a disclosure of the other Party's Confidential Information pursuant to this Section 9.2 it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use commercially reasonable efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

     9.3 Publications. Each Party primarily responsible for a proposed publication relating to OT-fentanyl Products in the Territory (the primary purpose of which is not advertising), whether written or oral, shall at least thirty (30) days before presentation or submission of the proposed publication to a Third Party, submit such proposed publication to the other Party for review in connection with obtaining or preservation of patent rights and/or to determine whether such other Party's Confidential Information should be modified or deleted. The receiving Party shall have thirty (30) days in which to review and consent to each proposed publication, such consent not to be unreasonably withheld. The review period may be extended for an additional thirty (30) days when the receiving Party provides a reasonable need for such extension, including, but not limited to the preparation and filing of pertinent patent applications. By mutual agreement of the Parties, this period may be further extended.

10.  Term and Termination of Agreement

                                      36.

     10.1 Term. Unless earlier terminated in accordance with Section 10.2, this Agreement shall expire upon the expiration of the Distribution Period. Elan shall have the right to extend the Distribution Period for additional [ ] periods by giving Anesta written notice of its intent to do so at least six (6) months prior to the expiration of the then-current Distribution Period.

     10.2  Termination.

           (a) Material Breach. Each Party shall have the right to terminate this Agreement with written notice to the other Party for material breach of this Agreement by the other Party. Any notice of material breach shall specify the breach in reasonable detail. The termination shall be effective sixty (60) days after receipt of the written notice, unless the breaching Party cures the breach within that sixty (60) days notice period, or, if such breach is incapable of cure within such sixty (60) day period, the breaching Party has commenced good faith efforts to cure such breach within such sixty (60) day period and cures such breach within six (6) months after the receipt of the notice of material breach.

          (b)  [
                    ]

               (i)  the Parties shall negotiate in good faith during a thirty
(30) day period, [                 ] of the Agreement with appropriate[
                                                         ] under this Agreement,
such as [                                  ] of OT-fentanyl Product [
                                                                     ] of OT-
fentanyl Products because of such [                                      ]; or

               (ii) if the Parties have not reached an agreement as provided in
Section 10.2(b)(i) above, [                       ] within thirty (30)
days thereafter by providing ten (10) days prior written notice [           ].
If [              ] this Agreement pursuant to this Section 10.2(b)(ii), [ ]

     10.3 Accrued Rights, Surviving Obligations. Termination or expiration of this Agreement shall not affect any accrued rights of either Party. The terms of Sections 2.2, 2.9(d), 2.9(e), 3.6, 4.6, 4.7, 4.8, 5.9, 7.5 (for royalty payments accruing during the Distribution Period), 7.6, 7.7, 7.8, 10.3, 10.4, 10.5, 10.6, 12.4, and 12.5, and Articles 8, 9, 11, and 13 of this Agreement shall survive termination or expiration of this Agreement.

                                      37.

     10.4 Existing OT-fentanyl Products Inventory; Sell-Through. Upon expiration or termination (other than pursuant to Section 10.2 for a material breach by Elan) of the Agreement, Elan may, where permitted by law, sell any OT-fentanyl Products in its inventory for a period of six (6) months in accordance with the terms of this Agreement. Promptly after the expiration of the sell-through period, Elan will, at its cost, destroy any unsold OT-fentanyl Products remaining in its inventory and will provide appropriate evidence of such destruction to Anesta. Anesta will have the right to cancel any purchase orders placed by Elan which were accepted by Anesta prior to such termination, and which require delivery of OT-fentanyl Products after the date of termination.

     10.5 Transfer of Regulatory Approvals. Upon expiration or termination of the Agreement, Elan shall transfer or cause to be transferred to Anesta all Regulatory Approvals, or applications therefor, that are in the name of Elan at Anesta's cost.

     10.6 No Payment for Good Will. Where permitted by applicable law, Elan hereby expressly and irrevocably waives any of the following that arise directly from the termination of this Agreement: claims for compensation or damages based on lost profits, good will generated for the OT-fentanyl Products or customers of the OT-fentanyl Products enlisted by Elan during the term of this Agreement, and any other claims or statutory rights.

11.  Indemnity

     11.1 Clinical Trials. Elan shall indemnify, defend and hold Anesta, its Affiliates and their employees and agents ("Anesta Indemnitees") harmless from and against any and all losses, claims, damages, costs and expenses, including reasonable attorneys' fees that directly result from Third Party claims, actions or proceedings (collectively, "Losses") arising out of any injury or death to any person or damage to property that results from Elan's conduct of any human clinical trials under this Agreement which are initiated solely by Elan; except that Elan shall have no obligation to indemnify Anesta pursuant to this Section
11.1 to the extent that Anesta is obligated to indemnify and hold harmless Elan Indemnitees for such Losses pursuant to Section 11.2.

     11.2 Indemnification by Anesta. Anesta agrees to and hereby does indemnify, defend and hold Elan, its Affiliates and their employees and agents ("Elan Indemnitees") harmless from and against all Losses arising from: (a) the death or injury to person or damage to property and resulting from (i) the design or manufacture of the OT-fentanyl Products, including the failure of such Products to meet Specifications at the time of delivery pursuant to the delivery terms of
Section 5.6, (ii) Anesta's transportation, storage, use, and handling of the OT-fentanyl Products and the disposal of hazardous materials in connection with the manufacture thereof, or (iii) the negligence, recklessness or willful misconduct of Anesta or Anesta's officers, employees or agents; or (b) the breach of the representations and warranties of Anesta in Section 12.2; or (c) the

                                      38.

breach of the warranty made by Anesta in Section 12.1; except that Anesta shall have no obligation to indemnify Elan pursuant to this Section 11.2 to the extent that Elan is obligated to indemnify and hold harmless Anesta Indemnitees for such Losses pursuant to Sections 11.1 or 11.3.

     11.3 Indemnification by Elan. Elan agrees to and hereby does indemnify and hold Anesta Indemnitees harmless from and against all Losses arising from: (a) the sale or other distribution of OT-fentanyl Products by Elan in violation of the terms of this Agreement; or (b) any representation made or warranty given by Elan with respect to the OT-fentanyl Products (other than the labeling for the OT-fentanyl Products as approved by the FDA or equivalent regulatory agencies in the Territory); or (c) the death or injury to person or damage to property resulting from (i) the manufacture, sale or use of any product which is not supplied by Anesta and which is sold or combined by Elan with an OT-fentanyl Products, (ii) the provision of services by Elan, (iii) improper handling, storage or transport of the OT-fentanyl Products by Elan or its agents, (iv) the unauthorized alteration, modification or adulteration of the OT-fentanyl Products by Elan, or (v) the negligence, recklessness or willful misconduct of Elan or Elan's officers, employees or agents; except that Elan shall have no obligation to indemnify Anesta pursuant to this Section 11.3 to the extent that Anesta is obligated to indemnify and hold harmless Elan Indemnitees for such Losses pursuant to Section 11.2.

     11.4 Procedure. The above indemnification obligations shall be effective only if the party seeking indemnification under these indemnification provisions (the "Indemnified Party") complies with the terms of this Section 11.4. The Indemnified Party shall (i) give the other Party (the "Indemnifying Party") notice of the relevant Third Party claim(s) underlying the Loss (the "Claim"),
(ii) cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of such Claim, and (iii) give the Indemnifying Party the right to control the defense and settlement of any such Claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interest without the Indemnified Party's prior written approval. The Indemnified Party shall have no authority to settle any Claim on behalf of the Indemnifying Party.

12.  Representations and Warranties; Limitations of Liability

     12.1 OT-fentanyl Products Warranty.

          (a) Compliance with cGMP and Specifications. Anesta warrants that OT-fentanyl Products delivered under this Agreement (i) are manufactured in accordance with cGMP, as set forth in the U.S. Food, Drug and Cosmetics Act, as amended from time to time, and applicable regulations and guidances thereunder and other applicable FDA and other rules and regulations of the United States or applicable non-United States regulatory authorities in Europe, (ii) conform to the Specifications, except for non-

                                      39.

conformities caused by shipping, handling or storage of OT-fentanyl Products not in compliance with the Specifications after delivery by Anesta pursuant to Section 5.6; and (iii) are not adulterated or misbranded. Elan's remedies and Anesta's liability with respect to this warranty are set forth in Section 12.1(b). This warranty may only be modified or amended by a written instrument signed by a duly authorized officer of Anesta and accepted by Elan.

          (b) Sole Remedy. Subject to Sections 5.1(b) and 11.2, in the event of a breach by Anesta of the warranty set forth in Section 12.1(a), Elan's sole and exclusive remedies will be those provided in Section 5.8.

     12.2 General Representations and Warranties of Anesta.

          (a) Facilities. Anesta represents that, as of the Effective Date, its manufacturing facilities for OT-fentanyl Products conform in all material respects to applicable laws, regulations (including cGMP) and (ii) [
                                                          ] contemplated hereby.
Anesta warrants that the preceding sentence shall be true throughout the Distribution Period, provided that in the event a non-conformity or inadequacy is discovered, Anesta shall not be in breach of this Section 12.2(a) for such period as correction of the deficiency reasonable requires, so long as Anesta applies diligent efforts to make such correction.

          (b) [          ] Matters. Anesta represents and warrants that, as of
the Effective Date, it has made to Elan [

                                                          ] for OT-fentanyl
Products in the Territory. Anesta is not a party to any agreement or arrangement which restricts performance under this Agreement.

          (c) Infringement; Litigation. Anesta represents that as of the Effective Date, to the best of its knowledge and belief (i) the use, importation, offer for sale and sale of OT-fentanyl Products in the Territory in accordance with this Agreement does not infringe any Third Party intellectual property right in the Territory, and (ii) there is no pending or threatened litigation relating to the OT-fentanyl Products and Anesta, and (iii) Anesta has not received any written notice from any Third Party either contesting the validity of any of the Anesta Patents or claiming that any use of the Anesta Patents or OT-fentanyl Products infringe on any intellectual property of a Third Party.

          (d) Application for Regulatory Approval in the United Kingdom. Anesta represents that it has filed an application for Regulatory Approval in the United Kingdom.

                                      40.

          (e) Control of Technology. Anesta represents and warrants that it is the sole owner and/or the licensee of the Anesta Patents (as they exist as of the Effective Date) and the Anesta Trademarks, the Anesta Know-How (as it exists as of the Effective Date) and the OT-fentanyl Products regulatory filings.

     12.3 Representations and Warranties of Both Parties.

          (a) Corporate Power. Each Party represents and warrants that it (i) is duly organized and validly existing in the jurisdiction of its incorporation,
(ii) is qualified to business in each other jurisdiction in which the conduct of its business requires such qualification, (iii) is in compliance with all applicable laws, rules, regulations and orders relating to its business and assets, and (iv) is not in material default of its memorandum or articles of association, or its certificate of incorporation or by-laws, as the case may be, except in the case of (ii) and (iii) where such failure to qualify or be in compliance would not have a material adverse effect on the business and assets of such Party or the performance of this Agreement by such Party.

          (b) Due Authorization and Enforceability. Each Party represents and warrants that it has full corporate authority to execute and deliver this Agreement, that this Agreement has been duly executed and delivered by such Party and constitutes the legal and valid obligations of such Party and is enforceable against such Party in accordance with its terms, and that the execution, delivery and performance of this Agreement will not violate, be inconsistent with or result in a default under or creation of lien or encumbrance under (except as specifically contemplated by this Agreement), such Party's memorandum or articles of association, or certificate of incorporation or by-laws, as the case may be, or any material agreement, contract, license understanding or instrument binding upon or affecting such Party or its properties or assets, whether express, implied, written or oral, or any applicable laws, rules, regulations or orders affecting either Party or its properties or assets, except where such violation would not have a material adverse effect on the business and assets of such Party.

          (c) Export, Import and Product Handling. Anesta represents and warrants that it will comply with all U.S. and Territorial regulations relating to the manufacture and exportation and warehousing of the OT-fentanyl Products and will ensure that all such authorizations are in place. Elan warrants that it will comply with all U.S. and Territorial regulations relating to the importation, re-exportation (to the best of its ability and control), warehousing, and distribution of the OT fentanyl Products and will ensure that all required authorizations are in place.

          (d) Rights to Grant Licenses. Each Party represents and warrants that it has the sole, exclusive and unencumbered right to grant the licenses and rights herein granted to the other Party by it, and that it has not granted any option, license, right or

                                      41.

interest in or to OT-fentanyl Products to any Third Party which could conflict with the rights granted by it under this Agreement.

     12.4 Limitation of Liability. Subject to each Party's indemnification obligations under Article 11, in no event shall either Party be liable for any indirect, incidental, special or consequential damages, including loss of profits [

                                                  ] revenue, data or use,
incurred by the other Party, whether in contract or tort or based on a warranty, even if the other Party has been advised of the possibility of such damages, Elan acknowledges that the allocation of risks and benefits under this Agreement is based on, and amounts payable by Elan under this Agreement would be greater in the absence of, the limitations described in this Section 12.4.

     12.5 No Other Warranties. Except as set forth in Article 11, Anesta neither assumes nor authorizes any person to assume any liability or warranty in connection with the OT-fentanyl Products. The warranties of Anesta set forth in this Article 12 are in lieu of all other warranties, express or implied, and specifically, without limitation, Anesta disclaims any implied warranty of merchantability, fitness for a particular purpose or freedom from infringement of Third Party intellectual property rights.

13.  Miscellaneous

     13.1 Governing Law; Forum. This Agreement shall be governed by New York law, excluding its choice of law provisions. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not govern or apply to this Agreement. In any legal action relating to this Agreement, each Party agrees to submit to the exclusive jurisdiction of courts of the State of New York or a United States federal court, in each case located within the boundaries of the United States District Court, Southern District of New York.
     13.2 Dispute Resolution.

          (a) In the event of any dispute, either Party may provide written notice of such dispute to the other Party, whereupon the Chief Executive Officer of Anesta and the President of Elan (or his or her designated senior executive officer) shall attempt to resolve such dispute by good faith negotiations within thirty (30) days after such notice is received by the other Party.

          (b) If the respective Chief Executive Officers or equivalents cannot resolve the dispute within the time allotted, the Chief Executive Officers shall select a mediator with appropriate expertise in the subject matter to which the dispute relates, who will be engaged to resolve the dispute.

                                      42.

          (c) If the Chief Executive Officers cannot agree on a mediator, each shall choose a mediator and the two mediators selected shall choose a third mediator who will then be engaged to resolve the dispute. If the Parties are unable to resolve their dispute through mediation within ninety (90) days after receipt of the written notice of dispute by the other Party, either Party may seek appropriate judicial or equitable relief under Section 13.1.

     13.3 Entire Agreement; Amendments. This Agreement sets forth the entire terms of the distribution arrangement between the Parties hereto and, except as otherwise set forth herein, supersedes and terminates all prior agreements and understandings between the Parties. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

     13.4 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given and received for all purposes if
(i) eight (8) days after the notice was mailed by registered mail, postage prepaid and return receipt requested, (ii) two (2) days after the notice was sent by internationally recognized express delivery service, (iii) one (1) day after the notice was sent by facsimile transmission, with transmission confirmed, or (iv) immediately if the notice is personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Anesta:          [

                                 ]

With a Copy to:      [

                                 ]

                                      43.

For Elan:            [

                                 ]

With a copy to:      [
                                 ]

     13.5 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, not to be unreasonably withheld, except that either Party may make such an assignment without the other Party's consent to its Affiliates or to a successor to substantially all of the pharmaceutical assets or business of such Party, whether in a merger, sale of stock, sale of assets or other transaction, provided that if a proposed assignment would have an adverse financial impact upon the other Party (e.g. by reason of changed tax treatment of payments due under this Agreement), such assignment shall be subject to such other Party's prior written consent. Any attempted assignment or transfer of this Agreement or rights or obligations hereunder that is not in compliance with this Section 13.5 shall be void.

     13.6 Public Announcements. Each Party agrees that, except as may be required by law, it shall not disclose the substance or details of this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld. Nothing herein shall prevent either Party from disclosing such information to (i) its Affiliates who are bound to the provisions of this Section 13.6, or (ii) to its financial advisors, legal advisors or any person or entity who may be interested in investing in or acquiring substantially all of the assets or securities of such Party, provided that such Party has used commercially reasonable efforts in good faith to obtain a binder of confidentiality.

     13.7 Severance. If any Article or part thereof of this Agreement is declared invalid by any court of competent jurisdiction, or any government or other agency having

                                      44.

jurisdiction over either Anesta or Elan deems any Article or part thereof to be contrary to any anti-trust or competition laws, then such Article or part thereof shall be deemed stricken from this Agreement in that jurisdiction. To the extent possible the Parties shall revise such invalidated Article or part thereof in a manner that will render such provision valid without impairing the Parties' original interest.

     13.8 Non-Waiver. The failure of a Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion. Except as otherwise specified, all rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

     13.9 Further Documents. Each Party hereto agrees to execute such further documents and take such further steps as the other Party reasonably determines may be necessary or desirable to effectuate the purposes of this Agreement.

     13.10 Force Majeure. Except as set forth in Sections 5.1(b)(i) and (ii), no Party shall be in breach of this Agreement, or liable to the other Party, for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that even with the exercise of diligent efforts it is unable to prevent ("Force Majeure"), provided that the Party claiming Force Majeure uses its commercially reasonable efforts to overcome the same. In the event of Force Majeure, the Parties agree to discuss the circumstances and effects thereof, including the effects on Elan's diligence obligations under this Agreement, and appropriate mechanisms to address such circumstances and effects.

     13.11 Foreign Corrupt Practices Act. Anesta and Elan each agrees that it shall comply with the requirements of the U.S. Foreign Corrupt Practices Act (the "Act") and shall refrain from any payments to Third Parties which would cause Anesta or Elan to violate the Act.

     13.12 U.S. Drug Enforcement Agency (DEA) Compliance. Elan will be responsible for assuring that all test sites and distribution facilities in the Territory are compliant with applicable U.S. DEA regulations. Elan shall not, to the best of its ability and control, ship or permit to be shipped any OT-fentanyl Products in violation of applicable U.S. DEA regulations or other applicable U.S. law regarding shipment of narcotics. Elan will maintain appropriate processes and documentation systems in order to fulfill applicable U.S. DEA reporting requirements.

     13.13 Disclaimer of Agency. This Agreement shall not constitute any Party the legal representative or agent of another, nor shall any Party have the right or authority to

                                      45.

assume, create, or incur any Third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement.

     13.14 Counterparts. This Agreement may be executed in one or more counter parts, each of which shall be an original and all of which shall constitute together the same document.

                                      46.

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

Anesta Corp.                                  Elan Pharma International Limited


By:____________________________               By:_______________________________
Name: Thomas B. King                          Name:  David Hurley
Title:President and Chief Executive Officer   Title:  Director
Date:                                         Date:

                                      47.

                                                                  Execution Copy




                  DISTRIBUTION, LICENSE AND SUPPLY AGREEMENT

                                 Anesta Corp.

                                      and

                       Elan Pharma International Limited

                                  Dated as of

                               December 7, 1999

                                      48.

                                   Exhibit A
                   Net Sales Forecast per Distribution Year


                  [
                                                 ]

                                      49.

                                   Exhibit B

                      Adverse Event Reporting Information

                                  (attached)

                                   Exhibit C

                                Anesta Patents

[
                                             ]

                                   Exhibit D

                               ANESTA TRADEMARKS

                              Actiq(R) (primary)
                              Fenquel (secondary)

                                  Exhibit E

                         Adverse Experience Reporting

1.   Language and Definitions.

The language used for all communications under this Exhibit E shall be English. "Adverse Experience" and "Serious" shall have the same meaning, respectively, as set forth in the ICH E2 A guideline. For the purpose of this Agreement the phrase "associated with the use of" is not intended to imply a causal relationship between an event and the use of the OT-fentanyl Products. A "Report" shall consist of, at a minimum, the following information: (aa) an identifiable patient; (bb) a subject OT-fentanyl Product; (cc) an identified reporting source; (dd) an identified event; and (ee) such other information as may then be required by the relevant regulatory authorities.

2.   Serious Adverse Events.

Elan and Anesta each shall notify the other, by telephone or facsimile (with telephone confirmation of receipt), within forty-eight (48) hours after it becomes aware of any Serious Adverse Event associated with the use of any OT-fentanyl Products. Within five (5) calendar days of first receiving a report of such Serious Adverse Event, the Party receiving such report will provide the other Party with a written report, by facsimile (with telephone confirmation of receipt), on FDA Form 3500A (Medwatch) (for reports from Anesta to Elan) or CIOMS I (for reports from Elan to Anesta), or such other forms as the relevant regulatory authorities may require from time to time. Samples of FDA Form 3500A and CIOMS I are attached to this Agreement as Exhibit B. Follow-up reports to the initial reports will be submitted using the same procedures and timelines.

3.   Non-Serious Events.

Elan and Anesta will notify each other of non-Serious Adverse Events as follows:
(aa) non-Serious Adverse Events occurring in the course of clinical trials will be disclosed in the final clinical trial report, which shall be provided to the Party not conducting the clinical trial within ten (10) calendar days of completing such report; (bb) non-Serious Adverse Events reported in the course of post-marketing surveillance will be provided as a line listing every two (2) months within ten (10) calendar days of the end of each relevant month.

4.   Database.

Anesta will maintain the safety database for OT-fentanyl Products. Any inquiries requiring database output will be generated by Anesta as set forth in Section 8 below.

5.   Literature Surveillance.

Anesta will carry out systematic literature surveillance and notify Elan of Serious Adverse Events as specified under Section 9 and of non-Serious Adverse Events on a periodic basis.

6.   Periodic Reports.

Anesta will prepare any required periodic safety reports. Anesta will provide to Elan a copy of such reports via the same means as such reports are delivered to FDA.

7.   Regulatory Reporting Requirements.

Anesta and Elan each will be responsible for regulatory reporting and for responding to regulatory inquiries within their respective territories. Anesta will generate the required data base output for such responses from the safety database for OT-fentanyl Products.

8.   Record Keeping by Elan as "Non-Applicant".

Elan will retain the following documents for each Adverse Experience report of which it notifies Anesta:

               (i)     A copy of each Adverse Experience report.

                       (1) For clinical trials, such report will be the immediate reports and the case report forms of Serious Adverse Experiences.

                       (2) For non-Serious Adverse Experiences, such report will be the case report form.

                       (3) For post-marketing surveillance reports, such report will be the CIOMS I forms.

               (ii) A record of the date Elan submitted such report to Anesta.

               (iii)   A record of the date Anesta received such report.

               (iv) A record of the type of report filed by Elan with the authorities (e.g. initial, first follow-up, second follow-up, etc.)

               (v) Name and address of the sponsor/manufacturing company (i.e. Anesta).

9.   Company Contacts.

The following persons will be designated the contact person for communications between the Parties pursuant to this Section 9, and may be modified in writing from time to time:

          For Anesta:  Dr.  Paul Litka, Vice President, Clinical Drug
                       Development
                       4745 Wiley Post Way, Suite 650
                       Salt Lake City, Utah 84116
                       USA
                       Telephone and Confirmation: 801.321.7625
                       Facsimile: 801.321.7490
                       E-Mail: plitka@anesta.com

          For Elan:    Dr. Tim Corn
                       Elan Pharma Limited
                       Elan House
                       Avenue One
                       Letchworth, Herts
                       SG6 2HU
                       United Kingdom
                       Telephone and Confirmation:  00 44 1462 707 203
                       Facsimile:  00 44 1462 707 253
                       E-Mail: timcorn@elaneurope.com

10.  Updating/Revising Agreement.

The Parties shall amend this Agreement from time to time to the extent necessary to incorporate changes to this Exhibit E resulting from changes in the regulatory requirements applicable to adverse events.

                                   Exhibit F

                 Requirements for Handling/Shipping of Opioids

                  ANESTA CONTROLLED SUBSTANCES EXPORT PROCESS

[





                                                                       ]

                                   Exhibit G

                                Specifications

                                   Exhibit H

                            Target and Minimum SPC

[




                           ]

                                   Exhibit I


                Agreement of Non-disclosure and Confidentiality

                               Table Of Contents
                                  (continued)


                                                                                                           Page
1.   Definitions...........................................................................................   1

     1.1   "Affiliate".....................................................................................   1

     1.2   "Anesta Patents"................................................................................   1

     1.3   "Anesta Know-How"...............................................................................   2

     1.4   "Anesta Technology".............................................................................   2

     1.5   "Anesta Trademarks".............................................................................   2

     1.6   "Commercial Strategy Team"......................................................................   2

     1.7   "Confidential Information"......................................................................   2

     1.8   "DEA"...........................................................................................   2

     1.9   "Distribution Period"...........................................................................   2

     1.10  "Effective Date"................................................................................   2

     1.11  "FDA"...........................................................................................   3

     1.12  "Forecast"......................................................................................   3

     1.13  "Field".........................................................................................   3

     1.14  "Generic Actiq Product".........................................................................   3

     1.15  "Gross Profit"..................................................................................   3

     1.16  "Gross Sales"...................................................................................   3

     1.17  "Initial Indication"............................................................................   3

     1.18  "NDA" or "New Drug Application".................................................................   3

     1.19  "NDA Package"...................................................................................   3

     1.20  "Net Sales".....................................................................................   3

     1.21  "OT-fentanyl Products"..........................................................................   4

     1.22  "Parallel Imports"..............................................................................   4

     1.23  "Parties".......................................................................................   4

     1.24  "Pricing Approval"..............................................................................   4

     1.25  "Required Information"..........................................................................   4

     1.26  "Regulatory Approval"...........................................................................   4

     1.27  "Reimbursement Approval"........................................................................   4

                                      i.

                               Table of Contents
                                  (continued)

                                                                                                           PAGE
     1.28  "Select Country"................................................................................   4

     1.29  "SPC"...........................................................................................   4

     1.30  "Specifications"................................................................................   4

     1.31  "Subdistributors"...............................................................................   5

     1.32  "Territory".....................................................................................   5

     1.33  "Third Party"...................................................................................   5

     1.34  "Unit"..........................................................................................   5

     1.35  "Valid Claim"...................................................................................   5

2.   Distribution of OT-fentanyl Products..................................................................   5

     2.1   Exclusive Distributorship and License...........................................................   5

           (a)      Appointment and Grant of License.......................................................   5

           (b)      Limitations............................................................................   5

           (c)      Subdistributors........................................................................   6

     2.2   License to Elan's Information...................................................................   6

     2.3   Sublicense to Use Other Distributors' Information...............................................   6

     2.4   Distribution Period.............................................................................   6

     2.5   Performance Obligations; Conversion and Termination of Rights...................................   6

           (a)      Determination of Forecasts.............................................................   7

           (b)      First Five Years After Launch..........................................................   7

           (c)      Remainder of Distribution Period.......................................................   8

           (d)      No More Favorable Terms................................................................   9

           (e)      Competitive Products..................................................................   10

           (f)      Adjustment of Sales Targets...........................................................   10

     2.6   Failure to Launch..............................................................................   11

     2.7   Parallel Imports...............................................................................   11

     2.8   Right of First Negotiation.....................................................................   12

     2.9   Trademarks and Trade Names.....................................................................   12

           (a)      License...............................................................................   12

                                      ii.

                               Table Of Contents
                                  (Continued)

                                                                                                           Page
           (b)      Obligation to Use Trademarks..........................................................   12

           (c)      Trademark Policy......................................................................   12

           (d)      Anesta Ownership......................................................................   13

           (e)      Goodwill..............................................................................   13

           (f)      Infringement..........................................................................   13

           (g)      No Confusion..........................................................................   13

           (h)      Selection of Trademarks...............................................................   13

3.   Marketing............................................................................................   14

     3.1   Promotion and Marketing Obligations............................................................   14

     3.2   Marketing Plan.................................................................................   14

     3.3   Commercial Strategy Team.......................................................................   14

     3.4   Marketing Support..............................................................................   14

     3.5   Pricing........................................................................................   14

     3.6   Covenant Not to Market Competing Products......................................................   14

     3.7   Advertising and Promotion......................................................................   15

     3.8   Reports........................................................................................   15

4.   Regulatory Matters...................................................................................   15

     4.1   Filing of Regulatory Approvals for Initial Indication..........................................   15

           (a)      European Union, San Marino, Switzerland and Vatican City..............................   15

           (b)      The Philippines and Taiwan............................................................   16

     4.2   Filing of Regulatory Approvals for Additional Indications......................................   16

     4.3   Post-Regulatory Approval Clinical Programs.....................................................   16

     4.4   Maintenance of Regulatory Approvals............................................................   17

     4.5   Pricing and Reimbursement Approvals............................................................   17

     4.6   Adverse Experience Reporting...................................................................   17

     4.7   Products Recall................................................................................   17

           (a)      Voluntary Recall......................................................................   17

           (b)      Mandatory Recall......................................................................   17

                                     iii.

                               Table of Contents
                                  (Continued)

                                                                                                           Page
     4.8   Compliance with Laws by Parties................................................................   18

5.   Supply of OT-fentanyl Products.......................................................................   18

     5.1   Supply and Purchase of OT-fentanyl Products....................................................   18

           (a)      Supply Obligation.....................................................................   18

           (b)      Breach of Supply Obligation...........................................................   18

     5.2   Forecasting....................................................................................   19

           (a)      Planning Forecast.....................................................................   19

           (b)      Rolling Forecasts.....................................................................   19

     5.3   Purchase Orders and Shipping...................................................................   20

     5.4   Shortage of OT-fentanyl Products...............................................................   20

     5.5   Purchase Price.................................................................................   21

           (a)      Preclinical and Clinical Supply.......................................................   21

           (b)      Commercial Supply.....................................................................   21

           (c)      No Changes in Price...................................................................   21

           (d)      Payment Terms.........................................................................   22

     5.6   Delivery.......................................................................................   22

     5.7   Acceptance, Rejection and Revocation of Acceptance.............................................   22

     5.8   Rejection Procedures...........................................................................   23

     5.9   Audit..........................................................................................   23

6.   Manufacturing........................................................................................   24

     6.1   Manufacture of OT-fentanyl Products............................................................   24

     6.2   Packaging and Labeling.........................................................................   24

     6.3   Regulatory Inspections; cGMP and QA Audits.....................................................   24

     6.4   Manufacture During Supply Shortage.............................................................   25

     6.5   Manufacture by Elan in Europe..................................................................   26

7.   Fees, Royalties and Payments.........................................................................   26

     7.1   Technology Fee.................................................................................   26

     7.2   Refunds........................................................................................   26

                                      iv.

                               Table of Contents
                                  (Continued)

                                                                                                           Page
     7.3   Success Fees...................................................................................   27

     7.4   Royalties......................................................................................   27

           (a)      Coverage by Valid Claim...............................................................   27

           (b)      No Coverage by Valid Claim............................................................   27

           (c)      Generic Competition...................................................................   27

     7.5   Royalty Payments...............................................................................   28

     7.6   Currency.......................................................................................   28

     7.7   Manner and Place of Payment....................................................................   28

     7.8   Withholding....................................................................................   28

8.   Intellectual Property................................................................................   28

     8.1   Ownership of Intellectual Property.............................................................   28

     8.2   Prosecution and Maintenance of Licensed Patents................................................   29

     8.3   Third Party Patent Infringement................................................................   29

           (a)      Potential Infringement................................................................   29

           (b)      Third Party Claims; Defense by Anesta.................................................   29

           (c)      Defense by Elan.......................................................................   29

     8.4   Infringement of Anesta Technology..............................................................   30

           (a)      Notice of Infringement................................................................   30

           (b)      Prosecution by Anesta.................................................................   30

           (c)      Prosecution by Elan...................................................................   30

9.   Confidentiality; Publication.........................................................................   30

     9.1   Confidentiality................................................................................   30

     9.2   Authorized Disclosure..........................................................................   31

     9.3   Publications...................................................................................   31

10.  Term and Termination of Agreement....................................................................   32

     10.1  Term...........................................................................................   32

     10.2  Termination....................................................................................   32

           (a)      Material Breach.......................................................................   32

                                      v.

                               Table of Contents
                                  (continued)

                                                                                                           Page
            (b)      Non-Approval..........................................................................  32

     10.3   Accrued Rights, Surviving Obligations..........................................................  32

     10.4   Existing OT-fentanyl Products Inventory; Sell-Through..........................................  33

     10.5   Transfer of Regulatory Approvals...............................................................  33

     10.6   No Payment for Good Will.......................................................................  33

11.  Indemnity.............................................................................................  33

     11.1   Clinical Trials................................................................................  33

     11.2   Indemnification by Anesta......................................................................  33

     11.3   Indemnification by Elan........................................................................  34

     11.4   Procedure......................................................................................  34

12.  Representations and Warranties; Limitations of Liability..............................................  34

     12.1   OT-fentanyl Products Warranty..................................................................  34

            (a)      Compliance with cGMP and Specifications...............................................  34

            (b)      Sole Remedy...........................................................................  35

     12.2   General Representations and Warranties of Anesta...............................................  35

            (a)      Facilities............................................................................  35

            (b)      Material Matters......................................................................  35

            (c)      Infringement; Litigation..............................................................  35

            (d)      Application for Regulatory Approval in the United Kingdom.............................  35

            (e)      Control of Technology.................................................................  35

     12.3   Representations and Warranties of Both Parties.................................................  35

            (a)      Corporate Power.......................................................................  36

            (b)      Due Authorization and Enforceability..................................................  36

            (c)      Export, Import and Product Handling...................................................  36

            (d)      Rights to Grant Licenses..............................................................  36

     12.4   Limitation of Liability........................................................................  36

     12.5   No Other Warranties............................................................................  37

13.  Miscellaneous.........................................................................................  37

                                      vi.

                               Table of Contents
                                  (continued)

                                                                                                           PAGE
     13.1     Governing Law; Forum........................................................................   37

     13.2     Dispute Resolution..........................................................................   37

     13.3     Entire Agreement; Amendments................................................................   37

     13.4     Notices.....................................................................................   38

     13.5     Assignment..................................................................................   39

     13.6     Public Announcements........................................................................   39

     13.7     Severance...................................................................................   39

     13.8     Non-Waiver..................................................................................   39

     13.9     Further Documents...........................................................................   40

     13.10    Force Majeure...............................................................................   40

     13.11    Foreign Corrupt Practices Act...............................................................   40

     13.12    U.S.  Drug Enforcement Agency (DEA) Compliance..............................................   40

     13.13    Disclaimer of Agency........................................................................   40

     13.14    Counterparts................................................................................   40

                                     vii.
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